Exhibit 2.1

REAL ESTATE SALE AGREEMENT

by and between

AXCELIS TECHNOLOGIES, INC.,
as the Seller

and

MIDDLETON BEVERLY INVESTORS LLC,
as the Purchaser

October 3, 2014

REAL ESTATE SALE AGREEMENT

THIS REAL ESTATE SALE AGREEMENT (this “Agreement”) is made and entered into as of October 3, 2014 (“Effective Date”) by and between Axcelis Technologies, Inc. (the “Seller”) and Middleton Beverly Investors LLC, a Delaware limited liability company, together with its successors and assigns permitted pursuant to Section 22(g) hereof, if any (collectively, the “Purchaser”).

PRELIMINARY STATEMENTS

A.            The Seller is the owner of the real estate and related assets hereinafter described; and

B.            The Seller desires to sell, and the Purchaser desires to buy, the real estate and related assets hereinafter described, at the price and on the terms and conditions hereafter set forth.

In consideration of the recitals, the mutual covenants hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, it is agreed by and between the parties as follows:

1.             Premises.

The real estate which is the subject of this Agreement is legally described on Exhibit A attached hereto and is located at 108 Cherry Hill Drive, Beverly, MA 01915-1066, together with all rights, benefits, privileges, easements and other appurtenances of record with the Essex County South District Registry of Deeds and/or the Essex County South Registry District of the Land Court (together, the “Registry”) to the extent pertaining to such land and, and all of Seller’s rights (if any) in and to strips and gores and any land lying in the bed of any public right of way adjacent to such land (collectively, the “Premises”).

2.             Personal Property.

(a)           The “Personal Property” referred to herein shall consist of all right, title, and interest of the Seller, if any, in (i) all tangible personal property owned by Seller and used exclusively in connection with the base building operation, repair and maintenance of the Premises (collectively, the “Tangible Personal Property”), and (ii) Seller’s rights in and to all licenses and permits issued by any governmental authority relating to the construction or use of the Premises, and, to the extent assignable without the consent of any third party, Seller’s rights in and to all existing drawings, designs, plans, specifications for the Premises owned by Seller and any warranties or guaranties relating to the construction, repair or replacement of any buildings or improvements of the Premises (collectively, the “Intangible Personal Property”).  For purposes hereof, the Personal Property shall not include any of following: (A) all personal property used by Seller specifically relating to the business operations of Seller as opposed to repair, maintenance or operation of the base building systems of the Premises and not necessary to repair, operate, or maintain the Premises for industrial or office use generally; (B) all testing equipment; (C) all tools used by Seller specifically relating to the business operations of Seller as opposed to repair, maintenance or operation of the base building systems of the Premises; (D) all

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refrigerant recovery systems and air handling systems that can be removed without impairing the base building plumbing and HVAC systems and without material damage to the Premises; and (E) all trade fixtures, computers, computer services and other computer equipment, inventory and any other items of personal property or movable business fixtures or equipment used by Seller specifically relating to the business operations of Seller as opposed to repair, maintenance or operation of the base building systems of the Premises.

3.             Sale/Conveyance and Assignment.

The Seller agrees to sell, convey and assign to the Purchaser, and the Purchaser agrees to buy from the Seller, at the price and upon the other terms and conditions hereafter set forth (a) the Premises, and (b) the Personal Property (together, the “Property”).

4.             Transfer of Title.

(a)           Title to the Premises shall be conveyed to the Purchaser by a Massachusetts deed (the “Deed”) executed by the Seller, in the form attached hereto as Exhibit C.  Seller represents and warrants to Purchaser that a true and correct copy of the deed pursuant to which Seller acquired the Premises is attached to Exhibit J hereto.

(b)           The Personal Property shall be conveyed to the Purchaser by a bill of sale and assignment and assumption agreement (the “Bill of Sale”) executed by the Seller and Purchaser, in the form attached hereto as Exhibit D.

5.             Purchase Price; Earnest Money.

The purchase price for the Property shall be Fifty Million and No/100 Dollars ($50,000,000.00) (the “Purchase Price”) payable by the Purchaser to the Seller as follows:

(a)           Within three (3) business days after the execution of this Agreement, the Purchaser shall deposit into escrow pursuant to a written escrow agreement in the form attached hereto as Schedule 5(a) (the “Escrow”) established with First American Title Insurance Company (the “Title Insurer”) as earnest money hereunder, the sum of Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00) (the “First Deposit”).  If Purchaser does not exercise its right to terminate this Agreement on or before the expiration of the Due Diligence Period (as defined below), as it may be extended, then on or before the last day of Due Diligence Period, and as a condition to Seller’s continuing obligations hereunder, Purchaser shall deposit an additional sum into escrow with the Title Insurer in the amount of Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00) (the “Second Deposit”); the First Deposit and the Second Deposit, if made, being collectively referred to herein as (the “Earnest Money”), and thereafter the Earnest Money shall be non-refundable, except as expressly set forth in this Agreement The closing of the transactions contemplated by this Agreement (the “Closing”) shall be through an escrow at the Chicago, Illinois offices of the Title Insurer, and at which the Purchaser shall receive a credit against the Purchase Price for the Earnest Money.  If requested by Purchaser, the Earnest Money shall be invested at Purchaser’s sole risk through Closing in United States treasury obligations or such other interest bearing accounts or securities but only as are directed and approved by the Purchaser in writing and any interest earned on the Earnest Money shall be administered, paid or credited (as the case may be) in the same manner as the

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Earnest Money and, when credited to the escrow account shall constitute additional Earnest Money.

(b)           The Purchase Price, less a credit for the Earnest Money in escrow as of the Closing Date, and plus or minus prorations and adjustments as set forth in Section 17 hereof, shall be paid by the Purchaser to the Seller by wire transfer of immediately available federal funds on the Closing Date (as below).

6.             Representations and Covenants.

(a)           The Seller’s Representations and Warranties.  As a material inducement to the Purchaser to execute this Agreement and consummate this transaction, the Seller represents and warrants to the Purchaser as of the Effective Date and continuing through and including the Closing Date as follows:

(1)           Organization and Authority.  The Seller has been duly organized and is validly existing as a Delaware corporation.  The Seller has the full right and authority to enter into this Agreement, consummate or cause to be consummated the sale and make or cause to be made transfers and assignments contemplated herein and has obtained all corporate, director, shareholder and other approvals, authorizations and consents (if any) required therefor.  The persons signing this Agreement on behalf of the Seller are authorized to do so.  This Agreement and all of the documents to be delivered by the Seller at the Closing have been (or will be) authorized and properly executed and will constitute the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, subject to applicable insolvency laws and general equitable principles.

(2)           Conflicts.  To Seller’s Knowledge, there is no agreement to which the Seller is a party or binding on the Seller or the Property, which is in conflict with this Agreement or which would limit or restrict in any material respect the timely performance by the Seller of its obligations pursuant to this Agreement.

(3)           Documents and Records.  The Seller has provided to the Purchaser true, correct and complete copies of the items scheduled in Schedule 6(a)(3) attached hereto, to the extent existing as of the Effective Date in the Seller’s files (all of the foregoing collectively the “Property Information”) including, without limitation, the most recent survey of the Property in Seller’s files (the “Survey”).

(4)           Litigation.  There is no action, suit or proceeding pending or, to the Seller’s Knowledge, threatened in writing against either the Seller or the Property which (i) if adversely determined, would materially and adversely affect the Property, or (ii) which challenges or impairs the Seller’s ability to execute, deliver or perform this Agreement or consummate the transaction contemplated hereby.

(5)           Leases.  Other than the Lease (as defined below), there are no leases, licenses, occupancy or use, or other rental agreements to which the Seller is a party or is bound affecting any portion of the Premises as of the Effective Date or which will be in force on the Closing Date.

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(6)           Service Contracts.  Exhibit B sets forth all of the service, repair and maintenance contracts (collectively, the “Service Contracts”) presently outstanding with respect to the Property.  Seller shall deliver, at Closing, the Service Contract Notices (as defined in Section 11(a)(3) hereof) for each of the Service Contracts.  The Seller has not received any notice that the Seller is in default under any of the Service Contracts which has not previously been cured and has also not received any advance payments or other income from the service provider under any Service Contract in exchange for agreeing to enter into such Service Contract (regardless of whether such advance payment or other income was paid in a lump sum or in installments).

(7)           Notice of Violations.  The Seller has received no written notice that either the Property or the use thereof violates any laws, rules and regulations (including, without limitation, zoning, building, fire or health codes) of any federal, state, city or county government or any agency, body, or subdivision thereof having any jurisdiction over the Property that to Seller’s Knowledge, have not been resolved to the satisfaction of the issuer of the notice.

(8)           Withholding Obligation.  The Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

(9)           Condemnation.  There are no pending or, to the Seller’s Knowledge, condemnation or similar proceedings threatened in writing by any applicable governmental authority affecting the Premises or any part thereof.

(10)         Insurance Notices.  Seller has not received any uncured notices from any insurance company which has issued a policy with respect to any portion of the Property, or by any board of fire underwriters, that to Seller’s Knowledge, have not been resolved to the satisfaction of the issuer of the notice.

(11)         Environmental. To Seller’s Knowledge, and except as set forth in any environmental reports or other documents delivered to Purchaser and identified on Schedule 6(a)(3) hereof there is no existing violation of Environmental Laws (as defined below) related to the Property or the presence or release of Hazardous Materials (as defined below) on or from the Property in violation of any Environmental Laws. Except in connection with its business operations conducted in compliance with Environmental Laws, and as set forth in said reports and documents, Seller has not manufactured, introduced, released or discharged from, on, under or adjacent to the Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos), and Seller has not (except in connection with its business operations conducted in compliance with Environmental Laws) used the Property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials in violation of any Environmental Laws.  The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state,

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county and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials.

(12)         ERISA. Seller is not (i) an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to the provisions of Title I of ERISA, (ii) a “plan” that is subject to the prohibited transaction provisions of Section 4975 of the Internal Revenue Code of 1986 (the “Code”) or (iii) an entity whose assets are treated as “plan assets” under ERISA by reason of an employee benefit plan or plan’s investment in such entity.

(13)         OFAC.  Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

(i)            Seller:

(A)          is not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(B)          has not been determined by competent authority to be subject to the prohibitions contained in the Orders;

(C)          is not controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(D)          shall not, in violation of OFAC or the Orders, transfer or permit the transfer of any interest in Seller or any beneficial owner in Seller to any person or entity who is, or any of whose beneficial owners are, listed on the Lists (however, the foregoing shall not apply to transfers and sales of stock in Seller on any publicly traded stock exchange).

(ii)           Seller hereby covenants and agrees that if Seller obtains Knowledge that Seller becomes listed on the Lists in or is indicted or arraigned on charges involving money laundering or predicate crimes to money laundering, Seller shall promptly notify Purchaser in writing, and in such event, Purchaser shall have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Seller.  In such event the Earnest Money shall promptly be returned to Purchaser and Seller shall reimburse Purchaser for all of its actual out of pocket expenses incurred in connection with this Agreement, the Survey and other due diligence investigations (not to exceed the amount of the Purchaser Cost Cap in

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the aggregate), and neither party shall have any further liability or obligation to the other under this Agreement, except for the indemnity provisions which survive the terms of this Agreement pursuant to Section 22(o) of this Agreement.

For purposes of this Section 6(a), the terms “Seller’s Knowledge” and “Knowledge” as it pertains to Seller means the actual knowledge as of the Effective Date of Lynnette Fallon, in her capacity as Seller’s General Counsel, Kevin J. Brewer, in his capacity as Seller’s Chief Financial Officer and Wade Burritt, in his capacity as Seller’s Facility Manager, respectively, of the Property.

(b)           The Purchaser’s Representations and Warranties.  As a material inducement to the Seller to execute this Agreement and consummate this transaction, the Purchaser represents and warrants to the Seller that the Purchaser has been duly organized and is validly existing as a limited liability company organized pursuant to the laws of the State of Delaware, and if required to consummate the transaction, will be registered to transact business as a foreign limited liability company under the laws of the Commonwealth of Massachusetts.  The Purchaser has the full right and authority and has obtained any and all consents required therefor to enter into this Agreement, consummate or cause to be consummated the purchase, and make or cause to be made the deliveries and undertakings contemplated herein or hereby.  The persons signing this Agreement on behalf of the Purchaser are authorized to do so.  This Agreement and all of the documents to be delivered by the Purchaser at the Closing have been (or will be) authorized and properly executed and will constitute the valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to applicable insolvency laws and general equitable principles. To Purchaser’s Knowledge, there is no agreement to which the Purchaser is a party or binding on the Purchaser, which is in conflict with this Agreement or which would limit or restrict in any material respect the timely performance by the Purchaser of its obligations pursuant to this Agreement.

(c)           OFAC.  Purchaser hereby represents and warrants to Seller that Purchaser is in compliance with the requirements of the Orders.  Purchaser further represents and warrants to Seller that Purchaser:

(A)          has not been determined by competent authority to be subject to the prohibitions contained in the Orders;

(B)          is not controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(C)          shall not, in violation of OFAC or the Orders, transfer or permit the transfer of any interest in Purchaser or any beneficial owner in Purchaser to any person or entity who is, or any of whose beneficial owners are, listed on the Lists (however, the foregoing shall not apply to transfers and sales of stock in Purchaser on any publicly traded stock exchange).

Purchaser hereby covenants and agrees that if Purchaser obtains knowledge that Purchaser becomes listed on the Lists in or is indicted or arraigned on charges involving

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money laundering or predicate crimes to money laundering, Purchaser shall promptly notify Seller in writing, and in such event, Seller shall have the right to terminate this Agreement without penalty or liability to Purchaser immediately upon delivery of written notice thereof to Purchaser.  In such event the Earnest Money shall promptly be retained by Seller, and neither party shall have any further liability or obligation to the other under this Agreement, except for the indemnity provisions which survive the terms of this Agreement pursuant to Section 22(o) of this Agreement.

(d)           Representations and Warranties Prior to Closing.  The continued validity in all material respects of the foregoing representations and warranties shall be a condition precedent to the obligation of the party to whom the representation and warranty is given to close the transaction contemplated herein.  If (i) any of the Seller’s representations and warranties shall not be true and correct in any material respect at any time on or before the Closing whether not true and correct as of the date of this Agreement, or (ii) any change in facts or circumstances has made the applicable representation and warranty no longer true and correct in any material respect and regardless as to whether the Purchaser becomes aware of such fact through the Seller’s notification or otherwise, then the Purchaser may, at the Purchaser’s option, exercised by written notice to the Seller (and as its sole and exclusive remedy) within five (5) business days, following Seller’s written notice to Purchaser of such change in facts or circumstances (with time being of the essence) either (y) proceed with this transaction, accepting the applicable representation and warranty as being modified by such subsequent matters or knowledge and waiving any right relating thereto, if any, or (z) terminate this Agreement and declare this Agreement of no further force and effect, in which event the Earnest Money shall be immediately returned to the Purchaser and the Seller shall have no further liability hereunder by reason thereof, except for the indemnity provisions contained in this Agreement which survive the termination hereof pursuant to Section 22(o) of this Agreement, any other provision of this Agreement that is expressly intended to survive the termination of this Agreement, and, if the breach of any representation and warranty of the Seller hereunder results from the willful and intentional act of the Seller, the Purchaser shall also have the rights and remedies available to the Purchaser under Section 18(b) of this Agreement upon a default by the Seller of its obligations under this Agreement.

(e)           Covenants of the Seller.  The Seller covenants and agrees that during the period from the date of this Agreement through and including the Closing Date or earlier date upon which this Agreement is terminated:

(1)           Seller agrees that it will not enter into any leases (other than the Lease between Seller as tenant and Purchaser as landlord) respecting any portion of the Premises.

(2)           The Seller will timely pay and perform its obligations under the Service Contracts.

(3)           Following the expiration of the Due Diligence Period, the Seller will not enter into any contract or agreement that will be an obligation binding upon the Purchaser’s interest in the Property subsequent to the Closing Date.

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(4)           The Seller will not remove any Personal Property from the Premises except as may be necessary for repair or replacement, and in the event of such replacement, the replacement shall be of a quality that is reasonably comparable to or better than the Property being removed when new.

(5)           The Seller will continue to operate and maintain the Property substantially in accordance with past practices and will not make any material alterations or changes thereto without Purchaser’s prior written consent.

(6)           The Seller will maintain casualty and liability insurance of a level and type consistent with the insurance maintained by the Seller prior to the execution of this Agreement with respect to the Property.

(7)           The Seller shall not do anything, nor authorize anything to be done, which would materially and adversely affect the condition of title to the Premises as existing on the Effective Date.

(8)           The Seller shall use diligent efforts to promptly provide to Purchaser copies of any additional information related to the Property not available to the general public (and not proprietary or confidential to Seller’s business operated at the Premises) or any missing or illegible pages or exhibits to the Property Information which the Purchaser requests in writing prior to the Closing hereunder, to the extent the same are in the Seller’s possession or reasonable control.

7.             Due Diligence and Loan Commitment.

(a)           The Purchaser shall have a period beginning on the Effective Date and ending at 11:59 p.m., local time where the Premises is located, on the date that is forty-five (45) business days from the Effective Date (the “Due Diligence Period”), to examine, inspect, and investigate the Property Information and Property and, in the Purchaser’s sole discretion, to determine whether the Purchaser wishes to proceed to purchase the Property.   Except as set forth in Section 6(a)(3) hereof, the Seller makes no representation or warranty respecting the Property Information and specifically disclaims any other representation or warranty regarding the accuracy, adequacy, completeness or other matter whatsoever related to the Property Information.  The Purchaser shall review the same with professional consultants of its own choosing and determine whether to proceed with Closing hereunder in reliance thereon, and not on the Property Information or any part thereof.

(b)           The Purchaser may terminate this Agreement for any reason or for no reason by giving written notice of such termination to the Seller on or before the last day of the Due Diligence Period. If this Agreement is terminated pursuant to this Section 7(b), the Earnest Money shall be immediately returned to the Purchaser, and neither party shall have any further liability or obligation to the other under this Agreement except for the indemnity provisions which survive termination of this Agreement as provided in Section 22(o) of this Agreement and any other provision of this Agreement that is expressly intended to survive the termination of this Agreement.

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(c)           Purchaser, during the Due Diligence Period and through the Closing, shall, subject to the terms and conditions contained in this Agreement, have reasonable access to the Property, at reasonable times during Seller’s regular business hours, for the purpose of conducting, surveys, architectural, engineering, geo-technical and environmental inspections and tests, and any other inspections, studies, or tests reasonably required by the Purchaser.  The Purchaser shall give the Seller not less than twenty-four (24) hours prior telephonic notice before entering onto the Premises in each instance.  In the case of tests or the like (i) the Purchaser shall specify to the Seller the precise nature of the test to be performed, the estimated duration thereof, and the identity of Purchaser’s agent or consultant performing the same, and (ii) the Seller may require, as a condition precedent to any entry by or on behalf of Purchaser hereunder, that the Purchaser deliver the Seller evidence of One Million Dollars ($1,000,000.00) public liability and other appropriate insurance for Purchaser and any consultant or other party entering the Premises on Purchaser’s behalf, naming the Seller, on a primary and non-contributory basis, as an additional insured thereunder.  Such examination of the physical condition of the Property may include an examination for the presence or absence of hazardous or toxic materials, substances or wastes (collectively, “Hazardous Materials”), which shall be performed or arranged by the Purchaser at the Purchaser’s sole expense.  The Purchaser shall keep the Property free and clear of any liens and will indemnify, protect, defend, and hold each of the Seller and its officers, directors members, managers, employees, and agents (each, a “Seller Related Party”) harmless from and against all losses, costs, damages, claims, liabilities and expenses (including reasonable attorneys’ fees and court costs) arising from physical damage to the Premises and injury to persons asserted against or incurred by any Seller Related Party as a result of such entry by the Purchaser, its agents, employees or representatives.  Purchaser will, at its sole cost and expense, restore the Property to substantially the same condition as existed prior to any such inspection or test.  Any information provided to or obtained by the Purchaser with respect to the Property shall be subject to the provisions of Section 22(n) of this Agreement.

(d)           Notwithstanding any of the terms and provisions contained in Section 7(c), Purchaser’s exercise of its rights under this Agreement shall be subject to the following conditions: (a) all entry upon the Premises and the activities of the Purchaser or any of its agents, employees, representatives or consultants of any kind shall not interfere with or otherwise hinder in any material respect the operation of the Premises or the use of or access thereto; (b)  representatives of Seller may accompany the Purchaser and its agents, employees and consultants at all times and be present to observe any physical inspections or testing; (c) Purchaser and its agents, employees, representatives or consultants of any kind and shall not engage in any discussion or make any communication to any applicable governmental or quasi-governmental authority regarding the Property or any matter related thereto, except for routine requests for public information; (d) all due diligence activities of Purchaser and its agents, employees, representatives or consultants of any kind shall be at Purchaser’s sole cost and expense and shall be conducted in full accordance with all applicable laws, statutes, codes, rules and regulations, including without limitation, laws relating to worker safety and the proper disposal of discarded and/or hazardous or toxic materials; (e) in the event Purchaser or any of its agents, employees, representatives or consultants take any samples from the Property, then upon Seller’s request, Purchaser shall provide to Seller a portion of such sample to allow Seller, if it so chooses, to perform its own testing; and (f) Purchaser shall, promptly upon receiving notice of any lien placed on the Property or any part thereof by reason of any activities hereunder, cause the lien to be discharged or bonded at Purchaser’s sole cost and expense.

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(e)           Notwithstanding anything to the contrary contained in this Agreement, with respect to the performance of any testing or investigation of the Property or any part thereof for hazardous or toxic substances, or any other investigation of the Property that is physically invasive (such as, but not limited to, any drilling, boring, digging, coring, or demolition or other physical alteration to the Building or any part thereof) (each, an “Invasive Inspection”), Purchaser shall first obtain the prior written approval of Seller as to (i) the identity of the company or persons who shall perform such Invasive Inspection and the proposed scope of such Invasive Inspection, (ii) a written plan to mitigate any disturbance caused thereby (all prepared in a professional manner and by duly licensed parties where Seller reasonably requires), and (iii) commercially reasonable insurance requirements for the company or persons who shall perform such Invasive Inspection (which may exceed the insurance required under Section 7(c) above), which approval may be withheld or conditioned by Seller in its sole discretion.  Purchaser shall immediately cease any activities at the Property and contact Seller immediately in the event any of the Purchaser Parties unexpectedly encounters any material or substance believed to be hazardous or toxic.  In the event that Seller withholds or conditions its approval of any Invasive Inspection requested by Purchaser, then Purchaser shall have the right to terminate this Agreement on five (5) business days prior notice to Seller (which termination shall become null and void if Seller consents to the Invasive Inspection within such 5-day notice period).  In the event of such termination, Purchaser shall receive a prompt refund of the Earnest Money, and, in the event Seller has unreasonably withheld, conditioned or delayed its consent to the Invasive Inspection which results in such termination, Seller shall promptly (within five (5) business days following Purchaser’s written request therefor, including commercially reasonable back-up information) pay to Purchaser an amount equal to all of Purchaser’s out-of-pocket costs and expenses incurred in its due diligence investigations and in arranging Purchaser’s financing, not to exceed the sum of Two Hundred Thousand Dollars ($200,000.00) in the aggregate (the “Purchaser Cost Cap”).

(f)            Upon the request of Seller, and not otherwise, and (if Seller requests) as a precondition to the effectiveness of any termination of this Agreement by Purchaser, Purchaser shall deliver to Seller (or its designated counsel) copies of the written results of any inspections, tests, studies, surveys (including, without limitation, updated Survey) appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by Purchaser respecting the Property, excluding any drafts and attorney-client privileged communications, all at no additional cost or expense to Seller (other than Seller’s payment to Purchaser pursuant to the last sentence of Section 7(e) or pursuant to Section 18(b)(1).  Upon Seller’s written request, Purchaser shall request the preparer or any of the foregoing to permit Seller to rely on the applicable results, on the same terms and conditions as Purchaser is entitled to rely upon the same, at Seller’s expense.

(g)           During the Due Diligence Period, Purchaser shall endeavor to obtain a term sheet, letter of interest, loan commitment or other similar document to assist with its acquisition of the Property on terms acceptable to Purchaser, in its sole and absolute discretion, providing for debt financing of not less than 75% of total acquisition costs for the Property hereunder (including, without limitation, due diligence, legal, financing and other costs as may be applicable) (the “Approved Loan Commitment”).  In the event that the Approved Loan Commitment is not received by the Purchaser within the Due Diligence Period, the Purchaser may terminate this Agreement in accordance with the terms and provisions contained in Section

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7(b) hereof.  In the event this Agreement is not timely terminated by Purchaser in accordance with Section 7(b), Purchaser shall deliver a true and correct copy of the Approved Loan Commitment to Seller within three (3) days following the last day of the Due Diligence Period.

8.             As Is Sale.

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE SELLER SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS (AS DEFINED BELOW), THE PURCHASER UNDERSTANDS AND AGREES THAT THE SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY OR THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR INFORMATION DELIVERED BY THE SELLER TO THE PURCHASER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY.  THE PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING THE SELLER SHALL TRANSFER AND CONVEY TO THE PURCHASER AND THE PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN ANY AGREEMENT OR INSTRUMENT EXECUTED BY THE SELLER AND DELIVERED TO THE PURCHASER AT CLOSING (“CLOSING DOCUMENTS”).

THE PURCHASER REPRESENTS TO THE SELLER THAT THE PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY AND ALL MATTERS RELATED THERETO AS PURCHASER DEEMS NECESSARY OR DESIRABLE, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS THE PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF THE SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS.

9.             Survival of Representations After Closing.

(a)           All representations and warranties of the Seller and the Purchaser herein shall survive the Closing for a period of one (1) year (the “Limitation Period”), subject to the terms and provisions contained herein.

(b)           The Purchaser shall promptly provide written notice to the Seller of any breach of any of the Seller’s warranties or representations of which the Purchaser acquires knowledge, through any means, at any time before or after the Closing Date but prior to the expiration of the Limitation Period, and shall allow the Seller thirty (30) days from the date of such Purchaser’s notice to Seller within which to cure such breach, or, if such breach is

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susceptible of cure but cannot reasonably be cured within thirty (30) days, an additional reasonable time period required to effect such cure so long as such cure has been commenced within such thirty (30) days and diligently pursued but in no event more than ninety (90) days from the date of such Purchaser’s notice to Seller.  If the Seller fails to cure such breach after written notice and within such cure period (as extended), the Purchaser’s sole remedy shall be an action at law for damages as a consequence thereof, which must be commenced, if at all, within six (6) months after the expiration of the Limitation Period.  Further, notwithstanding any of the foregoing, in no event shall Seller have any liability for any breach of or inaccuracy in its representations and warranties hereunder which is disclosed in writing to Purchaser by Seller prior to the expiration of the Due Diligence Period.

10.          Closing.

(a)           The closing shall be accomplished through the escrow referred to in Section 10(b) below, and shall take place on the date (the “Closing Date”) that is selected by the Purchaser in a written notice to Seller given at least five (5) days’ prior to the Closing Date, which Closing Date shall be no later than thirty (30) days after the date upon which the Due Diligence Period expires, provided that all conditions precedent to the Closing have been fulfilled or have been waived in writing by the respective party entitled to waive same.  Notwithstanding the foregoing, in the event Purchaser has delivered a true and correct copy of the Approved Loan Commitment (as hereinafter defined) to Seller within the time permitted pursuant to Section 7(g) hereof but has not received financing for the acquisition of the Property, on terms and conditions consistent in all material respects with the Approved Loan Commitment or otherwise reasonably acceptable to Purchaser in its sole discretion, or such lender needs additional time to provide such financing, Purchaser shall have, in its sole discretion, the unilateral (one time only) right to extend the Closing Date for up to five (5) business days by providing Seller with written notice of such election to extend on or prior to the Closing Date.

(b)           On or prior to the date set for Closing under this Agreement, the parties shall establish a customary deed and money escrow with the Title Insurer.  Counsel for the respective parties are hereby authorized to execute the escrow trust instructions as well as any amendments thereto on behalf of their respective clients.

11.          Conditions to the Purchaser’s Obligation to Close.

(a)           The Purchaser shall not be obligated to proceed with the Closing unless and until each of the following conditions has been either fulfilled or waived in writing by the Purchaser:

(1)           This Agreement shall not have been previously terminated pursuant to any other provision hereof;

(2)           The Seller shall be prepared to deliver or cause to be delivered to the Purchaser at Closing all instruments and documents to be delivered to the Purchaser by Seller as required by this Agreement pursuant to Section 14 and Section 16 or any other provision of this Agreement;

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(3)           Seller shall have delivered a written notice to each counterparty to the Service Contracts which provides, inter alia, that (w) Seller is conveying the Property to the Purchaser on the Closing Date, (x) Seller is, immediately thereafter, leasing the Property from Purchaser, (y) Seller, in its capacity as owner of the Property, is assigning the Service Contracts to Seller, in its capacity as tenant of the Property, and (z) Seller, in its capacity as tenant of the Property, is assuming all rights and obligations thereunder, and is effective to make any and all lien rights available to such counterparty pursuant to Massachusetts General Laws, Chapter 154 respecting labor and/or materials supplied to the Property from and after the Closing Date attach only to Seller’s interest in the Property as tenant under the Lease, and in no event constitute a lien on Purchaser’s fee ownership interest therein (collectively, the “Service Contract Notices”);

(4)           Seller shall have performed all of its obligations required to be performed hereunder on or before Closing in all material respects;

(5)           Except to the extent caused by the Purchaser’s failure to satisfy any requirements contained in the Title Commitment which are applicable to Purchaser and not Seller, or due to other facts or circumstances which are applicable to Purchaser and not Seller, the Title Policy (as defined in Section 13 hereof) shall be available to Purchaser at Closing upon the parties’ compliance with their respective obligations under this Agreement, provided, however, that the Title Policy may be delivered after the Closing if at the Closing the Title Insurer, issues a currently effective, duly-executed “marked-up” Title Commitment and irrevocably commits in writing to issue the Title Policy in the form of the “marked-up” Title Commitment after the Closing;

(6)           There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against or involving Seller that would materially and adversely affect Seller’s ability to perform its obligations under this Agreement;

(7)           Seller shall have entered into and delivered the lease between Seller as tenant and Purchaser as landlord (the “Lease”) in the form attached hereto as Exhibit H;

(8)           Purchaser shall have received financing for its acquisition of the Property on terms and conditions consistent in all material respects with the Approved Loan Commitment, provided, however, that this condition shall be deemed satisfied for all purposes under this Agreement in the event that either (i) such financing is not received due to the fault of the Purchaser (including, without limitation, the Purchaser’s failure to comply with or satisfy any term or condition contained in the Approved Loan Commitment applicable to Purchaser as opposed to any term or condition relating to the Property or Seller), or (ii) the Purchaser fails to deliver the Approved Loan Commitment to the Seller within the time permitted pursuant to Section 7(g) hereof.

(9)           There has been no material adverse change in Seller’s financial condition, provided, however, that for purposes of the foregoing, in no event shall a

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material adverse change in Seller’s financial condition be deemed to have occurred due to any of the following reasons: (a) changes in general economic, general market or industry conditions ; (b) changes in generally accepted accounting principles; (c) change in any laws, legislation or regulations; (d) changes resulting from terrorism or war; (e) changes resulting from natural disasters; (f) this Agreement and/or the Lease (or Seller’s performance hereunder or thereunder, or the announcement hereof or thereof); and/or (g) the identity of Purchaser or any of its successors or assigns, or other matter related to Purchaser.  Further, in no event shall a material adverse change in Seller’s financial condition be deemed to have occurred so long as Seller’s “Tangible Net Worth” (as defined in the Lease) as of the Closing Date is at least Fifty Million Dollars ($50,000,000.00).

(b)           In the event that any of the foregoing conditions shall not have been fulfilled on or before the time for Closing hereunder, then subject to the provisions of Section 18(b) hereof, the Purchaser may elect, upon notice to the Seller, to either (1) terminate this Agreement, in which event the Earnest Money shall be immediately returned to the Purchaser and neither party shall have any further liability or obligation to the other, except for the indemnity provisions which survive the termination of this Agreement pursuant to Section 22(o) of this Agreement and any other provision of this Agreement that is expressly intended to survive the termination of this Agreement, or (2) waive any one or more of the foregoing conditions and proceed to Closing.

12.          Conditions to the Seller’s Obligation to Close.

(a)           The Seller shall not be obligated to proceed with the Closing unless and until each of the following conditions has been fulfilled or waived in writing by the Seller:

(1)           The Purchaser shall be prepared to pay to the Seller the Purchase Price and all other amounts to be paid to it at Closing pursuant to the provisions of this Agreement;

(2)           The Purchaser shall be prepared to deliver to the Seller all instruments and documents to be delivered to the Seller by Purchaser at the Closing pursuant to Section 15  and Section 16 or any other provision of this Agreement;

(3)           This Agreement shall not have been previously terminated pursuant to any other provision hereof; and

(4)           Purchaser shall have performed all of its obligations required to be performed hereunder on or before Closing in all material respects.

(b)           In the event that any of the foregoing conditions shall not have been fulfilled on or before the time for Closing hereunder, then subject to the provisions of Section 18(a) hereof, the Seller may elect, upon notice to the Purchaser, to terminate this Agreement, in which event the Earnest Money shall be immediately returned to the Seller and neither party shall have any further liability or obligation to the other, except for the indemnity provisions which survive the termination of this Agreement pursuant to Section 22(o) of this

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Agreement and any other provision of this Agreement that is expressly intended to survive the termination of this Agreement.

13.          Title Insurance.

(a)           The Purchaser shall (x) obtain (or cause the Title Insurer to deliver to the Purchaser) a commitment for the Title Policy described in Section 13(b) below dated on or after the Effective Date (the “Title Commitment”), together with legible copies of all of the underlying documentation described in such Title Commitment (the “Title Documents”) and (y) obtain an ALTA survey of the Premises dated after the Effective Date (the “Survey”).

(b)           Prior to the expiration of the Due Diligence Period, Purchaser shall review the Title Commitment, the Title Documents, and the Survey and notify Seller in writing, at Purchaser’s election, of such objections as Purchaser may have to any matters contained therein (“Purchaser’s Objection Notice”; any of said objections listed on Purchaser’s Objection Notice are deemed the “Objectionable Exceptions”).  If Seller does not notify Purchaser in writing within five (5) business days after receiving the Purchaser’s Objection Notice, Seller shall conclusively be deemed to have agreed to remove any of said Objectionable Exceptions at or before Closing.  On the other hand, Seller may notify Purchaser in writing within five (5) business days after receipt of the Purchaser’s Objection Notice that it has elected to cure one or more of said Objectionable Exceptions (“Seller’s Notice”) (subject to Seller’s obligation to remove or cure those items referenced in Section 13(e) below) (and if necessary, the Due Diligence Period for title and survey matters only shall be extended to compensate for such timeframe).  Unless Seller agrees to remove all Objectionable Exceptions prior to Closing in a Seller’s Notice, Purchaser shall have the right to either (a) terminate this Agreement by delivering written notice within five (5) business days after receipt of such Seller’s Notice, in which event, the Earnest Money shall be returned to Purchaser and neither party shall have any further rights or obligations under the Agreement, except for the indemnity provisions which survive the termination of this Agreement pursuant Section 22(o) of this Agreement and any other provision of this Agreement that is expressly intended to survive the termination of this Agreement, or (b) Purchaser may consummate the transaction contemplated by this Agreement in accordance with the terms hereof, in which event, all those Objectionable Exceptions that Seller has so elected not to cure and all other matters set forth in the Title Commitment and the Survey which were not stated as Objectionable Expenses in a timely delivered Purchaser’s Objection Notice (or otherwise existing as of the Effective Date) shall conclusively be deemed to constitute “Permitted Encumbrances”.  Notwithstanding the foregoing, prior to Closing, Purchaser may, at its cost and expense, obtain an update or endorsement to the Title Commitment which updates the effective date of the Title Commitment.  If such update or endorsement adds any previously unlisted title or survey exceptions to Schedule B-II of the Title Commitment or its equivalent which renders title to the Premises unmarketable, then Purchaser may object to any such new exception(s) by delivering written notice to Seller prior to Closing and any such notice shall: (x) be treated as a Purchaser’s Objection Notice, (y) the exception(s) objected to in any such notice shall be treated as Objectionable Exceptions, and (z) the Seller shall have until the earlier to occur of: (1) the time period provided under Section 13(b), or (2) the Closing, to respond to such Purchaser’s Objection Notice; provided, however, that matters of title or survey created by, through, or under Purchaser, if any, shall not be objectionable and shall automatically be deemed additional Permitted Encumbrances.

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(c)           Purchaser shall cause the Title Insurer shall deliver to the Purchaser at Closing an owner’s title insurance policy with extended coverage and no exceptions which are not permitted under this Section 13 (the “Title Policy”) issued by the Title Insurer, dated the day of Closing, in the full amount of the Purchase Price, the form of which shall be American Land Title Association Owner’s Policy, Standard Form B, 2006 (or such other form required or promulgated pursuant to applicable state insurance regulations), subject only to the Permitted Exceptions (as defined below). The Title Policy may contain any endorsements requested by the Purchaser; provided that, the Purchaser shall satisfy itself as to the availability of any such endorsements and the Title Policy prior to the expiration of the Due Diligence Period.  The costs of any such endorsements shall be paid for by the Purchaser unless otherwise provided herein.

(d)           Prior to the expiration of the Due Diligence Period, the Purchaser shall review title to the Premises as disclosed by the Title Commitment and the Survey, and satisfy itself as to the availability from the Title Insurer of all requested endorsements to such Title Policy.

(e)           The Seller shall have no obligation to remove or cure title objections, except for (1) liens affecting the Property of an ascertainable amount voluntarily created by the Seller, which liens the Seller shall cause to be released at the Closing or affirmatively insured over by the Title Insurer with the Purchaser’s approval, (2) any lien affecting the Property of an ascertainable amount not exceeding Five Million Dollars ($5,000,000) and, (3) any exceptions or encumbrances to title which are created by the Seller after the Effective Date without the Purchaser’s consent.  In addition, the Seller and Purchaser shall each provide the Title Insurer with a customary affidavit in form and substance sufficient to omit from the Title Policy any exceptions for mechanics liens and/or parties in possession (other than Seller) (the “Owner’s Affidavit”), in form and substance reasonably acceptable to the Title Insurer, together with a commercially reasonable “gap indemnity” agreement to permit Closing and disbursement funds prior to recording of the Deed.

(f)            “Permitted Exceptions” shall mean: (1) any exception arising out of an act of the Purchaser or its representatives, agents, employees or independent contractors; (2) zoning, building and subdivision ordinances and regulations, and any other similar applicable laws, statutes codes rules and regulations; (3) Permitted Encumbrances, as described in Section 13(b) above; (4) (intentionally omitted); (5) other title exceptions pertaining to liens or encumbrances of a definite or ascertainable amount, which Seller (with the consent of Purchaser) elects to have removed or insured over by the Title Insurer by the payment of money and which are removed or insured over at or prior to Closing; and (6) real estate taxes and assessments not yet due and payable.

14.          Documents to be Delivered to the Purchaser at Closing.

At Closing, the Seller shall deliver or cause to be delivered to the Purchaser each of the following instruments and documents:

(a)           Deed.  The Deed, in the form attached hereto as Exhibit C.

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(b)           Bill of Sale.  The Bill of Sale covering the Personal Property, in the form attached hereto as Exhibit D.

(c)           Service Contract Notices.  Copies of the Service Contract Notices.

(d)           Consent to Assignment of Governmental Licenses and Permits.  Notwithstanding anything herein to the contrary, to the extent that the lawful assignment to Purchaser of any license or permit issued by a governmental authority and included in the Intangible Personal Property requires the consent of such governmental authority, Seller shall deliver such consent(s) to Purchaser.

(e)           FIRPTA.  An affidavit, in the form attached hereto as Exhibit F, stating the Seller’s U.S. taxpayer identification number and that the Seller is a “United States person”, as defined by Internal Revenue Code Section 1445(f)(3) and Section 7701(b).

(f)            Owner’s Affidavit.  The Owner’s Affidavit referred to in Section 13(e) above.

(g)           Certificate.            A certificate of the Seller dated as of the Closing Date certifying that the representations and warranties of the Seller set forth in Section 6(a) of this Agreement as applicable, remain true and correct in all material respects as of the Closing Date, or indicating any changes in Seller’s representations and warranties of which Seller has obtained Knowledge from and after the Effective Date.

(h)           Other Deliveries.  Such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, provided that the same do not require Seller to hold harmless or indemnify any third party and do not materially increase Seller’s obligations or liabilities under this Agreement.  Such documents and instruments shall include, without limitation, evidence of Seller’s legal existence and good standing in its jurisdiction of incorporation and qualification to do business in the Commonwealth of Massachusetts, and evidence of the authority of the individual(s) executing any documents or instruments in connection with the Closing on Seller’s behalf.

(i)            Assignment of Intangibles.  An Assignment of Intangibles, in the form attached hereto as Exhibit G (“Assignment of Intangibles”).

In addition to and without limiting any of the foregoing, the Seller shall, following the Closing, make available to the Purchaser at the Property (and permit Purchaser to make copies thereof) upon at least five (5) business days prior written notice to Seller, all Service Contracts, existing surveys, blueprints, drawings, designs, plans and specifications, permits, and operating manuals for or with respect to the Premises or any part thereof, to the extent the same exist in Seller’s files as of the Effective Date and were not provided to the Purchaser as part of the Property Information.  Seller’s obligations under this grammatical paragraph shall survive the Closing hereunder for the Limitation Period.

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15.          Documents to be Delivered to the Seller at Closing.

At Closing, the Purchaser shall deliver or cause to be delivered to the Seller each of the following instruments, documents and amounts:

(a)           Purchase Price.  The Purchase Price calculated pursuant to Section 5 hereof, subject to adjustment and proration as provided in Section 17 below.

(b)           Certificate.  A certificate of the Purchaser dated as of the Closing Date certifying that the representations and warranties of the Purchaser set forth in Section 6(b) of this Agreement as applicable, remain true and correct in all material respects as of the Closing Date.

(c)           Assignment of Intangibles.  A counterpart of the Assignment of Intangibles, in the form attached hereto as Exhibit G (“Assignment of Intangibles”).

(d)           Other Documents.  Such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, including, without limitation, evidence of Purchaser’s legal existence and good standing in its jurisdiction of incorporation and qualification to do business in the Commonwealth of Massachusetts, and evidence of the authority of the individual(s) executing any documents or instruments in connection with the Closing on Purchaser’s behalf.

16.          Documents to be Delivered by the Seller and the Purchaser at Closing.

At Closing, the Purchaser and the Seller shall deliver or cause to be delivered each of the following instruments and documents:

(a)           Escrow Instructions.  Escrow instructions as described in Section 10(b).

(b)           Settlement Statement.  A fully executed settlement statement.

(c)           Lease.  The fully-executed Lease, in the form attached hereto as Exhibit H and a memorandum thereof in recordable form.

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(p)           Notice of Lease.  A short form memorandum of the Lease in the form attached hereto as Exhibit I.

17.          Prorations and Adjustments.  There shall be no adjustment or proration hereunder of any real estate or personal property taxes and assessments, any utilities or any insurance or other operating expenses of any kind, it being the intention of Seller and Purchaser, that Seller shall be and remain responsible for all such items accruing on or prior to Closing in its capacity as Seller and for all such items accruing after the Closing in its capacity as tenant under the Lease.  However, the Purchaser shall receive a credit for the “Rent” under the Lease attributable to the calendar month (or portion thereof) in which the Closing occurs as a credit against the Purchase Price at Closing, and not otherwise for any reason.

18.          Default; Termination

(a)           If the Purchaser defaults in any material respect hereunder, or in the event any representation by Purchaser hereunder is determined to be untrue in any material respect, the Seller’s sole remedy shall be to terminate this Agreement by giving written notice thereof to the Purchaser, whereupon the Earnest Money (or the portion thereof which has been deposited by the Purchaser with the Title Insurer) shall be retained by the Seller as liquidated damages as the Seller’s sole and exclusive remedy, and neither party shall have any further liability or obligation to the other, except for the indemnity provisions which survive the termination of this Agreement pursuant to Section 22(o) of this Agreement and any other provision of this Agreement that is expressly intended to survive the termination of this Agreement.  The parties acknowledge and agree that the Seller’s actual damages in the event of purchaser’s default are uncertain in amount and difficult to ascertain and that said amount of liquidated damages was reasonably determined and is not a penalty.  The Seller may not exercise its sole remedy if the Seller is in default in any material respect under this Agreement.

(b)           If the Seller defaults in any material respect hereunder, or in the event any representation by Purchaser hereunder is determined to be untrue in any material respect, the Purchaser may, at its sole election and if such default is not cured by Seller within ten (10) days following written notice thereof from Purchaser (with the Closing Date extended for such time so as to permit Seller the opportunity to effectuate a cure thereof), either:

(1)           Terminate this Agreement, whereupon the Earnest Money shall be immediately returned to the Purchaser and Seller shall reimburse Purchaser for all of its actual out of pocket expenses incurred in connection with this Agreement, the Survey and other due diligence investigations (not to exceed the amount of the Purchaser Cost Cap in the aggregate) and neither party shall have any further liability or obligation to the other, except for the indemnity provisions which survive the termination of this Agreement pursuant to Section 22(o) of this Agreement and any other provision of this Agreement that is expressly intended to survive the termination of this Agreement; or

(2)           Assert and seek judgment against the Seller for specific performance, provided that if a court of competent jurisdiction determines that the remedy of specific performance is not available to the Purchaser due to willful actions by Seller, then the Purchaser shall have all remedies available to it at law or in equity

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(including, without limitation, the right to seek judgment against the Seller for actual contract damages (but excluding any consequential or indirect damages).

The Purchaser may not exercise its remedies hereunder if the Purchaser is in default in any material respect under this Agreement.

19.          Expenses.

(a)           Title insurance premiums for the Title Policy (other than the costs of all endorsements thereto), all transfer taxes, one-half (½) of the escrow fee required by the Title Insurer, and all costs of updating or obtaining the Survey, shall be borne and paid by the Seller.

(b)           The costs of the endorsements to pay for the Title Policy and one-half (½) of the escrow fee shall be borne and paid by the Purchaser.

(c)           All other costs, charges, and expenses shall be borne and paid as provided in this Agreement, or in the absence of such provision, in accordance with applicable law or local custom.  However, all recording fees shall be allocated to Seller and Purchaser in accordance with the Practice Standards of the Massachusetts Real Estate Bar Association.

20.          Intermediaries.

(a)           The Purchaser and the Seller acknowledge and agree that DTZ Americas, Inc. Markets (the “Broker”) has acted as a broker in connection with this transaction.  Upon Closing, the Seller agrees to pay a brokerage commission to the Broker per separate agreement with the Broker.  To the extent customary on commercial real estate transactions where the Premises are located, the Seller shall provide from each broker, a broker lien release to the extent and in the forms required by applicable law stating that the applicable broker has been paid in full, stating the commission received and releasing all of such broker’s rights and interests in the Property.

(b)           The Seller represents to the Purchaser, and the Purchaser represents to the Seller, that there is no broker, finder, or intermediary of any kind with whom such party has dealt in connection with this transaction other than as set forth above in Section 20(a) of this Agreement.  Except as expressly set forth above, if any claim is made for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby by or through acts of Seller or Purchaser or their respective partners, agents or affiliates, then Seller or Purchaser, as applicable, shall defend, indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party, which obligation shall survive Closing.

21.          Destruction of Improvements.

(a)           If, prior to Closing, (i) any of the improvements on the Premises are damaged or destroyed such that the cost of repair or replacement of such improvements is reasonably likely to exceed One Million Dollars ($1,000,000.00) (“Material Damage”) or (ii) any condemnation proceeding is commenced or threatened in writing respecting a material

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portion of the Premises by a governmental or quasi-governmental agency with the power of eminent domain (“Condemnation”), then:

(1)           The Purchaser may elect, within ten (10) business days from and after its receipt of written notice of any Material Damage or written notice of such Condemnation, by written notice to the Seller, to terminate this Agreement, and if necessary the time of Closing shall be extended to permit such election.  In the event of an election to terminate, the Earnest Money shall be immediately returned to the Purchaser and neither party shall have any liability to the other by reason hereof, except for the indemnity provisions which survive pursuant to Section 22(o) of this Agreement and any other provision of this Agreement that is expressly intended to survive the termination of this Agreement; or

(2)           In the event the Purchaser does not timely elect to terminate pursuant to subsection (a)(1) above, the transaction contemplated hereby shall be closed without a reduction in the Purchase Price, and the parties’ respective rights in any insurance proceeds or Condemnation award to be paid to Purchaser in connection with such Material Damage or Condemnation and any repairs to the Premises required thereby shall be governed by the terms contained in the Lease.  However, in the event of a Condemnation which could give rise to a right of the Seller, as the tenant under the Lease, to terminate the Lease, Purchaser shall not be required to consummate the Closing unless Seller delivers to Purchaser an irrevocable waiver of such termination right.

(b)           If, prior to Closing, any of the improvements on the Premises are damaged or destroyed and such damage is not Material Damage, the Purchaser shall remain obligated to close hereunder with no abatement in the Purchase Price, and the parties respective rights respecting such damage, the repair thereof and any insurance proceeds respecting the same shall be as set forth in the Lease.

22.          General Provisions.

(a)           Entire Agreement.  This Agreement, including all exhibits and schedules attached hereto and documents to be delivered pursuant hereto, shall constitute the entire agreement and understanding of the parties with respect to the subject matter contained herein, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants related to such subject matter not contained herein.

(b)           Amendments in Writing.  This Agreement may be amended only by a written agreement executed by all of the parties hereto.  Purchaser and Seller agree that any amendments or modifications to this Agreement may be entered into by either Purchaser or its counsel named herein to receive copies of notices or Seller or its counsel named herein to receive copies of notices (including without limitation, amendments or modifications related to title and survey matters) and the execution of an amendment or modification by counsel instead of the applicable Purchaser or Seller is expressly permitted and agreed to by the parties to this Agreement and each party’s counsel shall be deemed a permitted and authorized agent of such party until the time that the Purchaser or Seller notifies the other party in writing that their respective counsel does not have authority to amend or modify this Agreement on its behalf.

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(c)           Waiver.  No waiver of any provision or condition of this Agreement by any party shall be valid unless in writing signed by such party.  No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act, or default.

(d)           Time of the Essence.  Time is of the essence of this Agreement.   In the computation of any period of time provided for in this Agreement or by law, any date falling on a Saturday, Sunday or legal holiday when banks are not open for business in either:  (i) Chicago, Illinois and/or (ii) Boston, Massachusetts shall be deemed to refer to the next day which is not a Saturday, Sunday, or legal holiday when banks are not open for business in such locations.

(e)           Severability.  Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.  The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.

(f)            Headings.  Headings of sections are for convenience of reference only, and shall not be construed as a part of this Agreement.

(g)           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefits of the parties hereto, and their respective successors, and permitted assigns.  This Agreement may not be assigned by either party without the prior written consent of the other party, provided that this Agreement may be assigned by the Purchaser to an affiliate which is controlled by the original Purchaser named herein and in which the original Purchaser named herein owns at least Fifty One Percent (51%) of the direct or indirect ownership interests, provided that, such assignment shall not release the Purchaser from its obligations under this Agreement.  For purposes hereof, “controlled” shall mean that the original Purchaser named herein has the unfettered right to manage the affiliate’s day-to-ay affairs and overall business direction, without any requirement to obtain the consent or approval of any other party (including without limitation for the consummation of the Closing hereunder and any financing related to the same).

(h)           Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to be an adequate and sufficient notice if given in writing and delivery is made either by (i) personal delivery, in which case the notice shall be deemed received the date of such personal delivery or refusal of receipt, (ii) nationally recognized overnight air courier service, next day delivery, prepaid, in which case the notice shall be deemed to have been received one (1) business day following delivery to such nationally recognized overnight air courier service or refusal of receipt, or (iii) facsimile or e-mail, provided that at the time of being sent by facsimile or e-mail, delivery thereof is confirmed by sender’s receipt of a transmission report generated by sender’s facsimile machine or e-mail software, which confirms that the facsimile was successfully transmitted, to the following addresses, facsimile numbers or email addresses, as applicable:

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IF TO THE PURCHASER:

Middleton Beverly Investors LLC

c/o Middleton Partners

400 Skokie Boulevard, Suite 405
Northbrook, Illinois 60062

Attention:  Peter L. Holstein

Email: peter@middletonpartners.net

Fax:

with copies to:

Polsinelli PC

161 N. Clark St., Suite 4200

Chicago, Illinois 60601

Attention:  Eric G. Greenfield and Ronald R. Dietrich

Email:  egreenfield@polsinelli.com &

rdietrich@polsinelli.com

Fax:                  312-819-1910

IF TO THE SELLER:

Axcelis Technologies, Inc.

108 Cherry Hill Drive
Beverly, Massachusetts 01915-1066

Attention:  Lynnette Fallon, General Counsel

Email: Lynnette.fallon@axcelis.com

Fax: 978-787-4090

with copies to:

Choate Hall & Stewart LLP

Two International Place
Boston, Massachusetts 02110

Attention:  Michael Sophocles

Email:  msophocles@choate.com

Fax: 617-502-5201

or to such additional or other persons, at such other address or addresses as may be designated by notice from the Purchaser or the Seller, as the case may be, to the other party.  Any notice to be delivered pursuant to this Agreement (including without limitation, any notice or responses related to title, survey or other due diligence matters) may be delivered by either Purchaser or its counsel or Seller or its counsel and the delivery of notice by counsel instead of the applicable Purchaser or Seller is expressly permitted and agreed to by the parties to this Agreement and each party’s counsel shall be deemed a permitted and authorized agent of such party for purposes of delivering notices until the time that the Purchaser or Seller notifies the other party in writing

23

that their counsel does not have authority to deliver notices of this Agreement on its behalf, respectively.

(i)            Governing Law.  This Agreement shall be governed in all respects by the internal laws of the Commonwealth of Massachusetts.

(j)            Counterparts.  This Agreement may be signed or otherwise authenticated in any number of counterparts and by different parties to this Agreement on separate counterparts, each of which, when so authenticated, shall be deemed an original, but all such counterparts shall constitute one and the same Agreement.  Any signature or other authentication delivered by facsimile or electronic transmission shall be deemed to be an original signature hereto.  This Agreement, when signed or authenticated pursuant to this Section, shall be evidence of the existence of this Agreement and may be received in all courts and public spaces as conclusive evidence of the existence of this Agreement and that this Agreement was duly executed by the parties to this Agreement.

(k)           Attorney’s Fees. In the event of any action or proceeding brought by either party against the other under this Agreement, the prevailing party shall be entitled to recover all costs and expenses including its attorneys’ fees in such action or proceeding in such amount as the court may adjudge reasonable.  The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments made or positions taken in the proceedings could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision.  If the party which shall have commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

(l)            Construction.  This Agreement shall not be construed more strictly against the either party merely by virtue of the fact that the same has been prepared by such party or its counsel, it being recognized both of the parties hereto have contributed substantially and materially to the preparation of this Agreement.  All words herein which are expressed in the neuter gender shall be deemed to include the masculine, feminine and neuter genders and any word herein which is expressed in the singular or plural shall be deemed, whenever appropriate in the context, to include the plural and the singular.

(m)          Reporting Obligations.  The Seller and the Purchaser hereby designate the Title Insurer to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991.  If required, the Seller, the Purchaser and the Title Insurer shall execute at Closing a designation agreement designating the Title Insurer as the reporting person with respect to the transaction contemplated by this Agreement.

(n)           Confidentiality/Exclusivity.  The: (i) Purchaser and its respective representatives shall hold in strictest confidence all data and information obtained with respect to the Property (including, without limitation, any results or reports of its testing or investigation of the Property), the Seller (and its business), and the terms and conditions of this Agreement, and (ii) Seller and its respective representatives shall hold in strictest confidence all data and

24

information obtained with respect to Purchaser and its affiliates’ operations and the terms and conditions of this Agreement, whether obtained before or after the execution and delivery hereof (collectively, the “Confidential Information”), and shall not use such data or information for purposes unrelated to this Agreement or disclose the same to others except as expressly permitted hereunder.  The preceding sentence shall not be construed to prevent either party from disclosing the Confidential Information on a “reasonable need to know basis” to: (y) its prospective lenders or investors, or to its officers, directors, attorneys, accountants, architects, engineers and consultants (collectively, “Permitted Disclosure Parties”) in order for such parties to perform their designated tasks in connection with the transaction contemplated by this Agreement; provided that (i) such disclosing party advises any Permitted Disclosure Parties of the confidential nature of the information disclosed, and (ii) shall be liable for the breach under this Section 22(n) by any of its Permitted Disclosure Parties; or (z) the Title Insurer.  However, neither party shall have this obligation concerning information which: (a) is published or becomes publicly available through no fault of either the Purchaser or the Seller; or (b) is required to be disclosed by law.

Seller agrees that, from the date of the expiration or irrevocable and complete written waiver of the Due Diligence Period by Purchaser until the earlier of such time as (1) the Closing Date, (2) the termination of this Agreement, (3) Purchaser’s material default in any of its obligations hereunder, or (4) Seller’s having evidence that indicates a commercially reasonable likelihood Purchaser will not be able to perform its obligations at Closing hereunder (for example, in the event Purchaser files for bankruptcy or in the event there is a material adverse change in Purchaser’s financial condition) and provides written notice thereof to Purchaser, Seller shall not, directly or indirectly, through any officer, director, agent, representative or otherwise, solicit, initiate or encourage the making of any inquiries, engage in negotiations or other substantial discussions, or enter into any agreement with any party, with respect to the transaction contemplated under this Agreement and shall discontinue any pending discussions or negotiations with respect to the transaction contemplated hereunder.

(o)           Indemnification and Survival of Indemnification Provisions.  All representations, warranties and indemnity provisions contained in this Agreement or the closing documents which pursuant to their respective terms expressly survive either the termination of this Agreement or the Closing hereunder, shall survive and not terminate upon any termination of this Agreement, or the Closing hereunder, subject to and upon any terms and conditions relating to such representations, warranties or indemnification provisions as set forth in this Agreement (including, without limitation, the terms and provisions contained in Section 9 hereof.  This provision shall survive the Closing or the earlier termination of this Agreement, as the case may be.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK; THE SIGNATURE PAGE TO THIS REAL ESTATE AGREEMENT FOLLOWS.]

25

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

SELLER

Axcelis Technologies, Inc.

By:	/s/ Mary G. Puma
Name: Mary G. Puma
Its: Chairman, CEO & President

PURCHASER:

Middleton Beverly Investors LLC

By:	/s/ Peter L. Holstein
Name: Peter L. Holstein
Its: Manager

S-1

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS	DESCRIPTIONS

EXHIBIT A	LEGAL DESCRIPTION
EXHIBIT B	LIST OF SERVICE CONTRACTS
EXHIBIT C	FORM OF DEED
EXHIBIT D	FORM OF BILL OF SALE
EXHIBIT E	INTENTIONALLY OMITTED
EXHIBIT F	FORM OF FIRPTA AFFIDAVIT
EXHIBIT G	FORM OF ASSIGNMENT AND ASSUMPTION OF INTANGIBLE PERSONAL PROPERTY
EXHIBIT H	FORM OF LEASE
EXHIBIT I	FORM OF NOTICE OF LEASE
EXHIBIT J	SELLER’S VESTING DEED

SCHEDULES	DESCRIPTIONS

SCHEDULE 5(a)	FORM OF ESCROW AGREEMENT
SCHEDULE 6(a)(3)	PROPERTY INFORMATION

Ex G-1

Note on Omitted Exhibits and Schedules to the Real Estate Sale Agreement
by and between Middleton Partners LLC and the Registrant dated as of October 3, 2014, as filed with the Securities Exchange Commission (the “Commission”) on Form 10-Q

In accordance with Paragraph (b)(2) of the Instructions to Item 601 of Regulation S-K issued by the Commission, other than the Form of Lease (Exhibit H),  all of the schedules and exhibits to this Real Estate Sale Agreement have not been filed on the basis that they do not contain information which is material to an investment decision and which is otherwise not disclosed in the agreement or the Form 10-Q to which this Real Estate Sale Agreement is an exhibit. Axcelis will furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.  Below is a list of the omitted exhibits and schedules with a brief description of the document:

List of Omitted Exhibits and Schedules

Exhibit	Name	Description

A	LEGAL DESCRIPTION	Legal description of the real estate in Beverly, MA to be sold

B	LIST OF SERVICE CONTRACTS	List of miscellaneous third party contracts relating to the property to be sold

C	FORM OF DEED	Form of real estate deed to be executed at closing

D	FORM OF BILL OF SALE	Form to be executed at closing to transfer ownership of fixtures and other equipment

F	FORM OF FIRPTA AFFIDAVIT	Form to be executed at closing

G	FORM OF ASSIGNMENT AND ASSUMPTION OF INTANGIBLE PERSONAL PROPERTY	Form to be executed at closing to transfer copyrights in plans, drawings and other intellectual property relating to the property to be transferred

H	FORM OF LEASE	Attached

I	FORM OF NOTICE OF LEASE	Form to be executed at closing and filed in the real estate records

J	SELLER’S VESTING DEED	Deed under which the Company acquired the property to be sold.

Schedule

5(a)	FORM OF ESCROW AGREEMENT	Standard form of escrow agreement from the title insurance company for the escrow of the earnest money deposit pending the closing.

6(a)(3)	PROPERTY INFORMATION	List of various reports, invoices and other documents pertaining to the property that have been delivered to the purchaser.

Ex G-2

EXHIBIT H

FORM OF LEASE

Ex H-1

EXHIBIT H

LEASE AGREEMENT

made as of the [      ]

day of [              ], 2014

by and between

[                                                    ],
as Landlord,

and

AXCELIS TECHNOLOGIES, INC.
as Tenant

23.	Surrender and Holding Over	26

24.	No Merger of Title	27

25.	Definition of Landlord and Tenant	27

26.	Hazardous Substances	27

27.	Entry by Landlord	29

28.	No Usury	29

29.	Financial Statements and Additional Financial Covenants	29

30.	Special Tax Indemnity	30

31.	Withholdings	31

32.	[Intentionally Omitted]	32

33.	Right of First Offer	32

34.	Separability	33

35.	Miscellaneous	34

36.	Specially Designated Nationals; Blocked Persons; Embargoed Persons	35

Exhibits A - Legal Description of the Land

Exhibits B - Rent Schedule

Exhibit C - Form of Subordination, Non-Disturbance and Attornment Agreement

Exhibit D — Form of Notice of Lease

Exhibit E — Form of Letter of Credit

Exhibit F —Trade Fixtures not Required to be Removed.

Appendix A - Definitions

ii

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) made as of the      day of [          ]     , 2014, by and between [                              ], a Delaware limited liability company, as landlord, having an office at c/o Middleton Partners, 400 Skokie Boulevard, Northbrook, Illinois 60062, and AXCELIS TECHNOLOGIES, INC., a Delaware corporation, having an office at 108 Cherry Hill Drive, Beverly, Massachusetts 01915.

In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant, intending to be legally bound, hereby covenant and agree as follows:

1.                                      Certain Definitions.  All capitalized terms, unless otherwise defined herein, shall have the respective meanings ascribed to such terms in Appendix A attached hereto and by this reference incorporated herein.

2.                                      Demise of Premises.  Landlord hereby demises and lets to Tenant and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the Leased Premises.

3.                                      Title and Condition.

a.              The Leased Premises are demised and let subject to (i) the Permitted Encumbrances, (ii) all Legal Requirements and Insurance Requirements, including any existing violation of any thereof, and (iii) the condition of the Leased Premises as of the commencement of the Term; without representation or warranty by Landlord; it being understood and agreed, however, that the recital of the Permitted Encumbrances herein shall not be construed as a revival of any thereof which for any reason may have expired.

b.              EXCEPT AS SPECIFICALLY SET FORTH IN THIS LEASE, LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES “AS IS”, AND TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO ITS FITNESS FOR USE OR PURPOSE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, AS TO LANDLORD’S TITLE THERETO, OR AS TO VALUE, COMPLIANCE WITH SPECIFICATIONS, LOCATION, USE, CONDITION, MERCHANTABILITY, QUALITY, DESCRIPTION, DURABILITY OR OPERATION, IT BEING AGREED THAT ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT.  Tenant acknowledges that the Leased Premises are of its selection and to its specifications, and that the Leased Premises have been inspected by Tenant and are satisfactory to Tenant.  In the event of any defect or deficiency in any of the Leased Premises of any nature, whether patent or latent, Landlord shall not have any responsibility or liability with respect thereto or for any incidental or consequential damages (including strict liability in tort).  The provisions of this Paragraph 3(b) have been negotiated, and the foregoing provisions are intended to be a complete exclusion and negation of any warranties by Landlord, express or implied, with respect to any of the Leased Premises, arising pursuant to the UCC or any other Legal Requirements now or hereafter in effect or otherwise.

c.               Tenant acknowledges and agrees that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found such title to be satisfactory for the purposes contemplated by this Lease.

d.              Landlord hereby assigns, without recourse or warranty whatsoever, to Tenant, all Guaranties.  Such assignment shall remain in effect until the termination of this Lease. Landlord shall also retain the right to enforce any Guaranties assigned in the name of Tenant upon the occurrence and during the continuance of an Event of Default.  Landlord hereby agrees to execute and deliver at Tenant’s expense such further documents, including powers of attorney, as Tenant may reasonably request in order that Tenant may have the full benefit of the assignment effected or intended to be effected by this Paragraph 3(d).  Upon the termination of this Lease, the Guaranties shall automatically revert to Landlord.  The foregoing provision of reversion shall be self-operative and no further instrument of reassignment shall be required.  In confirmation of such reassignment Tenant shall execute and deliver promptly any certificate or other instrument of assignment which Landlord may reasonably request.  Any monies collected by Tenant under any of the Guaranties after the occurrence of and during the continuation of an Event of Default shall be held in trust by Tenant and promptly paid over to Landlord.

e.               Landlord agrees to enter into, execute, acknowledge and deliver, at Tenant’s expense, such Easements as reasonably requested by Tenant (and use commercially reasonable efforts, at Tenant’ expense, to obtain non-disturbance agreements respecting such Easements from Lender or other holder of any Mortgage, superior lease or the like respecting the Leased Premises), subject to Lender’s and Landlord’s approval of the form and substance thereof, not to be unreasonably withheld or delayed; provided, however, that Tenant shall agree to perform Landlord’s obligations (if any) at its expense under such Easement, no such Easement shall result in any diminution in the value or utility of the Leased Premises for use in accordance with the uses permitted by local zoning ordinances for comparable properties in the vicinity of the Leased Premises, and further provided that no such Easement shall render the use of the Leased Premises dependent upon any other property or condition the use of the Leased Premises upon the use of any other property, each of which Tenant shall certify to Landlord in writing delivered with Tenant’s request with respect to such Easement.  Tenant’s request shall also include Tenant’s written undertaking acknowledging that Tenant shall remain liable hereunder as principal and not merely as a surety or guarantor notwithstanding the establishment of any Easement.  Tenant’s obligation to pay Basic Rent or Additional Rent hereunder shall not abate or otherwise be affected by Landlord or Lender’s failure to approve any Easement hereunder.

f.                Tenant agrees that Tenant is obligated to and shall perform all obligations of the owner of the Leased Premises under and pay all expenses which the owner of the Leased Premises may be required to pay in accordance with any REA or Easements, and that Tenant shall comply with all of the terms and conditions of such REA or Easements during the term of this Lease.  Tenant further covenants and agrees to indemnify, defend and hold harmless Landlord against any claim, loss or damage suffered by Landlord by reason of Tenant’s failure to perform any obligations or pay any expenses as required under any REA or Easements or comply with the terms and conditions of any REA or Easements as hereinabove provided during the term of this Lease.

4.                                      Use of Leased Premises; Quiet Enjoyment.

a.              Tenant may use the Leased Premises in accordance with its Permitted Use and for no other purpose.  In no event shall the Leased Premises be used for any purpose which shall violate any of the provisions of any Permitted Encumbrance or any covenants, restrictions or agreements hereafter created by or consented to by Tenant applicable to the Leased Premises.  Tenant agrees that with respect to the Permitted Encumbrances and any covenants, restrictions or agreements hereafter created by or consented to by Tenant, Tenant shall observe, perform and comply with and carry out the provisions thereof required therein to be observed and performed by Landlord.

b.              Subject to Tenant’s rights under and compliance with Paragraph 18 hereof, Tenant shall not permit any unlawful occupation, business or trade to be conducted on the Leased Premises or any use to be made thereof contrary to Legal Requirements or Insurance Requirements.  Subject to Tenant’s rights under and compliance with Paragraph 18, Tenant shall not use, occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would (i) make void or voidable any insurance which Tenant is required hereunder to maintain then in force with respect to any of the Leased Premises, or (ii) affect the ability of Tenant to obtain any insurance which Tenant is required to furnish hereunder.

c.               Subject to all of the provisions of this Lease, so long as no Event of Default exists hereunder and is continuing, Landlord covenants to do no act to disturb the peaceful and quiet occupation and enjoyment of the Leased Premises by Tenant.

5.                                      Term.

a.              Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an Initial Term commencing on the Commencement Date and ending on the Expiration Date.

b.              Tenant shall have the right to extend the Term of this Lease for five (5) successive periods of five (5) years each (each, an “Extension Term”, and collectively the Extension Terms”) by delivering an irrevocable written notice thereof (an “Extension Exercise Notice”) to Landlord not later than twelve (12) months prior to the expiration of the initial Term described in Paragraph 5(a) hereof (or, in the case of subsequent Extension Terms, the last day of the prior Extension Term).  During each Extension Term, Tenant’s lease of the Leased Premises shall be upon all the same terms, conditions, covenants and agreements contained in this Lease, including (without limitation) the increases in Basic Rent set forth in Exhibit B hereto; and in the event Tenant validly and effectively exercises its rights to one or more of the Extension Terms hereunder, then all references contained in this Lease to the “Term” shall be construed as referring to the Term, as extended for the applicable Extension Term(s), unless the context clearly requires otherwise.

6.                                      Rent and Security Deposit.

a.              Tenant shall pay to Landlord (or to Lender, if directed by Landlord in writing with at least fifteen (15) days’ notice), as minimum annual rent for the Leased Premises during the Term, the Basic Rent in monthly installments in advance, on or before the Basic Rent Payment Dates, and shall pay the same by wire transfer in immediately available federal funds to such account in such bank as Landlord or Lender, as applicable, shall designate in writing with at least fifteen (15) days’ prior notice, from time to time.  If the Commencement Date shall occur on or before [                  ], 20[    ], Basic Rent for the period from and including the Commencement Date through and including [                      ], 20[    ] shall be paid on the Commencement Date in the amount equal to one thirtieth (1/30) of the monthly Basic Rent for the Leased Premises, the Initial Term is set forth on Exhibit B attached hereto for each day from and including the Commencement Date through and including [                    ], 20[    ].

b.              Tenant shall pay and discharge before the imposition of any fine, Lien, interest or penalty may be added thereto for late payment thereof, as Additional Rent, all other amounts and obligations which Tenant assumes or agrees to pay or discharge pursuant to this Lease, together with every fine, penalty, interest and cost which may be added by the party to whom such payment is due for nonpayment or late payment thereof.  In the event of any failure by Tenant to pay or discharge any of the foregoing, Landlord shall have all rights, powers and remedies provided herein, by Legal Requirements or otherwise, in the event of nonpayment of Basic Rent.  All payments of Additional Rent that are payable to Landlord shall be paid by Tenant by wire transfer in immediately available federal funds to such account in such bank as Lender shall designate in writing with fifteen (15) days’ prior notice, from time to time.

c.               If any installment of Basic Rent or any Additional Rent is not paid when the same is due, Tenant shall pay to Landlord or Lender, as the case may be, in addition to any Late Charge, if any, as Additional Rent, interest on the unpaid amount of Basic Rent or Additional Rent, at the Default Rate, such interest to accrue from the date such item of unpaid Basic Rent or Additional Rent was due until the date paid.

d.              If any installment of Basic Rent is not paid within five (5) days after the same is due, Tenant shall pay to Landlord, as the case may be, on demand, as Additional Rent, a Late Charge, except such Late Charge shall not be due and payable on the first instance of a late payment of Basic Rent in any twelve (12) month period.

e.               Landlord and Tenant agree that, to the maximum extent permitted by the Legal Requirements, this Lease is a true lease for state and federal income tax purposes and does not represent a financing arrangement.  Each party shall, to the maxiumum extent permitted by the Legal Requirements, reflect the transactions represented by this Lease in all applicable books, records and reports for their respective income tax filings in a manner consistent with “true lease” treatment rather than “financing” treatment.

f.                On the Commencement Date Tenant shall deposit with Landlord the Security Deposit.  The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of Tenant’s obligations under this Lease.  If any Basic Rent or Additional Payments shall be overdue and unpaid, or if Tenant shall fail to observe or perform any of its obligations under this

Lease and an Event of Default arises therefrom, then Landlord may, at its option and without prejudice to any other remedy which Landlord may have on account thereof appropriate and apply said entire Security Deposit or so much thereof as may be necessary to compensate Landlord in respect of the payment of Basic Rent or Additional Payments overdue and unpaid or the cost of the damage actually incurred by Landlord due to such breach on the part of Tenant; and Tenant shall forthwith upon demand restore said Security Deposit to the original sum deposited.  Should Tenant fully comply with all of its obligations under this Lease and pay all of the Basic Rent and Additional Payments due hereunder, the balance of the Security Deposit shall be returned in full to Tenant at the end of the Term, in no event later than thirty (30) days after delivery of possession of the Leased Premises to Landlord in accordance with the terms of this Lease.  Landlord shall deliver the Security Deposit to the transferee of Landlord’s interest in any Demised Premises in the event that such interest is transferred, and any charges for such transfer (for the first transfer in any three-year period) shall be on account of Tenant and Tenant shall (if applicable) pay all charges therefor, and upon notice of such transfer by the transferor and the transferee to Tenant, the transferor shall be discharged from any further liability with respect to such funds, and this provision shall also apply to any subsequent transfers.  Landlord shall return the Security Deposit to Tenant upon Tenant achieving the Security Deposit Reduction Conditions.

7.                                      Net Lease; Non-Terminability.

a.              This is a net lease and Basic Rent, Additional Rent and all other sums payable hereunder by Tenant shall be paid, without notice, demand, setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense.

b.              Except as set forth in Paragraph 13 hereof, this Lease shall not terminate and Tenant shall not have any right to terminate this Lease during the Term.  Except as set forth in Paragraph 13, Tenant shall not be entitled to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Basic Rent, Additional Rent or any other sums payable under this Lease; and except as otherwise expressly provided in this Lease, the obligations of Tenant under this Lease shall not be affected by any interference with Tenant’s use of any of the Leased Premises for any reason, including but not limited to the following:  (i) any damage to or destruction of any of the Leased Premises by any cause whatsoever, (ii) any Condemnation, (iii) the prohibition, limitation or restriction of Tenant’s use of any of the Leased Premises, (iv) any eviction by paramount title or otherwise, (v) to the maximum extent permitted under the Legal Requirements, Tenant’s acquisition of ownership of any of the Leased Premises other than pursuant to an express provision of this Lease, (vi) any default on the part of Landlord under this Lease or under any other agreement, (vii) any latent or other defect in, or any theft or loss of any of the Leased Premises, or (viii) the breach of any warranty of any seller or manufacturer of any of the Equipment.  It is the intention of the parties hereto that the obligations of Tenant under this Lease shall be separate and independent covenants and agreements, and that Basic Rent, Additional Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and that the obligations of Tenant under this Lease shall continue unaffected, unless this Lease shall have been terminated pursuant to an express provision of this Lease.

c.               Tenant agrees that it shall remain obligated under this Lease subject to and in accordance with its provisions and Legal Requirements, and that, except as set forth in Paragraph 13(b), or as otherwise permitted hereunder, it shall not take any action to terminate, rescind or avoid this Lease, notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord, (ii) the exercise of any remedy, including foreclosure, under the Mortgage, or (iii) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord under the Federal Bankruptcy Code or by any trustee, receiver or liquidator of Landlord or by any court under the Federal Bankruptcy Code or otherwise.

d.              This Lease is the absolute and unconditional obligation of Tenant.  To the extent permitted by Legal Requirements, Tenant waives all rights which are not expressly stated in this Lease but which may now or hereafter otherwise be conferred by the Legal Requirements (i) to quit, terminate or surrender this Lease, (ii) to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Basic Rent, Additional Rent or any other sums payable under this Lease, except as otherwise expressly provided in this Lease, and (iii) for any statutory Lien or offset right against Landlord or its property.

8.                                      Payment of Impositions; Compliance with Legal Requirements and Insurance Requirements.

a.              i.  Subject to the provisions of Paragraph 18 relating to contests, Tenant shall, before interest or penalties are due thereon, pay and discharge all Impositions to the extent accruing or otherwise applying to the period during the Term.  Tenant shall promptly request that any bill or invoice with respect to any Imposition be forwarded directly to Tenant for payment.  Landlord agrees to execute documents reasonably necessary to accomplish the foregoing.  If received by Landlord, Landlord shall promptly deliver to Tenant any bill or invoice with respect to any Imposition; provided, however, Landlord shall not be liable for any additional expenses incurred by Tenant due to Landlord’s failure to deliver such bill or invoice.

ii.               Nothing herein shall obligate Tenant to pay, and the term “Impositions” shall exclude, federal, state or local (A) transfer taxes as the result of a conveyance by (or suffered by) Landlord (unless attributable to an Event of Default), (B) franchise, capital stock or similar taxes if any, of Landlord, (C) income, excess profits or other taxes, if any, of Landlord, determined on the basis of or measured by its net income, or (D) any estate, inheritance, succession, gift, capital levy or similar taxes, unless the taxes referred to in clauses (B) and (C) above are in lieu of or a substitute for any other tax or assessment upon or with respect to any of the Leased Premises which, if such other tax or assessment were in effect at the commencement of the Term, would be payable by Tenant.  In the event that any assessment against any of the Leased Premises may be paid in installments, Tenant shall have the option to pay such assessment in installments; and in such event, Tenant shall be liable for all installments which are assessed, or otherwise become due and payable, during the Term.  Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions.  Tenant shall deliver to Landlord, within twenty (20) days after Landlord’s written request therefor, copies of all statements, bills and invoices pertaining to the Impositions for the then-current and prior fiscal tax year which may be issued by any governmental authority and receipts for payments of all Impositions made during each calendar year of the Term, within thirty (30) days after payment.

b.              Subject to the provisions of Paragraph 18, Tenant shall promptly comply with and conform to, and shall cause the Leased Premises to comply with and conform to, all of the Legal Requirements, Insurance Requirements and Permitted Encumbrances.

c.               All payments of Impositions shall be made by Tenant on an After-Tax Basis as to Landlord.

d.              Any amount payable to Landlord pursuant to this Paragraph 8 shall be paid within ten (10) days after receipt of a written demand therefor from Landlord accompanied by a written statement describing in reasonable detail the amount so payable (and including reasonable back-up therefor from the Governmental Authority to which the applicable Impositions are payable).  Any payments required to be made by Tenant pursuant to this Paragraph 8 that are not allowed to be paid directly to the appropriate Governmental Authority shall be made directly to Landlord at the location and in the manner specified by Landlord pursuant to Paragraph 6 hereof for the payment of Basic Rent. Any amount payable by Tenant under this Paragraph 8 that is not paid when due shall bear interest at the Default Rate.

e.               If any report, return or statement (a “Filing”) is required to be filed with respect to any Imposition that is subject to this Paragraph 8, Tenant shall, if permitted by Legal Requirements to do so, timely file or cause to be filed such Filing with respect to such Tax and shall promptly provide notice of such filing to Landlord (except for any such Filing that Landlord has notified Tenant in writing that Landlord intends to file) and will (if ownership of the Leased Premises or any part thereof or interest therein is required to be shown on such Filing) show the ownership of the Leased Premises in the name of Landlord and send a copy of such Filing to Landlord.  If Tenant is not permitted by Legal Requirements to file any such Filing, Tenant will promptly notify Landlord of such requirement in writing and prepare and deliver to Landlord a proposed form of such Filing and such information as is within Tenant’s reasonable control or access with respect to such Filing within a reasonable time, and in all events at least twenty (20) days, prior to the time such Filing is required to be filed.  Tenant shall hold each Indemnitee harmless from and against any liabilities, including, but not limited to penalties, additions to tax, fines and interest, arising out of any insufficiency or inaccuracy in any such Filing, if such insufficiency or inaccuracy is attributable to Tenant.

f.                Notwithstanding anything herein to the contrary, the provisions of this Paragraph 8 shall survive the Expiration Date or any earlier termination of this Lease.

9.                                      Liens; Recording and Title.

a.              Subject to the provisions of Paragraph 18, Tenant shall not, directly or indirectly, create or permit to be created or to remain, and shall promptly discharge, any Lien on the Leased Premises, on the Basic Rent, Additional Rent or on any other sums payable by Tenant under this Lease, other than the Mortgage, the Permitted Encumbrances and any mortgage, Lien, encumbrance or other charge created by or resulting from any act or omission by Landlord or those claiming by, through or under Landlord (except Tenant).  Notice is hereby given that Landlord shall not be liable for any labor, services or materials furnished or to be furnished to

Tenant, or to anyone holding any of the Leased Premises through or under Tenant, and that no mechanic’s or other Liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to any of the Leased Premises.

b.              Each of Landlord and Tenant shall, contemporaneously with their execution and delivery of this Lease execute, acknowledge and deliver to the other a written memorandum of this Lease in the form attached hereto as Exhibit D to be recorded in the appropriate land records of the jurisdiction in which the Leased Premises are located, in order to give public notice and to protect the validity of this Lease.  In the event of any discrepancy between the provisions of said recorded memorandum of this Lease and the provisions of this Lease, the provisions of this Lease shall prevail.

c.               Nothing in this Lease and no action or inaction by Landlord shall be deemed or construed to mean that Landlord has granted to Tenant any right, power or permission to do any act or to make any agreement which may create, give rise to, or be the foundation for, any right, title, interest or Lien in or upon the estate of Landlord in any of the Leased Premises.

10.                               Indemnification.

a.              To the maximum extent permitted by Legal Requirements, and except as expressly provided in Paragraph 8(a)(ii) or elsewhere in this Lease, Tenant agrees to assume liability for, and to indemnify, protect, defend, save and keep harmless each Indemnitee, on an After Tax Basis, from and against any and all Claims that may be suffered, imposed on or asserted against any Indemnitee, arising out of:  (i) ownership of the Leased Premises by Landlord, including, but not limited to, environmental liabilities and obligations, subleasing of the Leased Premises by Tenant, assignment by Tenant of its interest in this Lease, transfer of title to Tenant’s interest in this Lease, renewal of this Lease, or operation, possession, ownership, use, non-use, maintenance, modification;  (ii) Alteration, construction, restoration, or replacement of the Leased Premises (or any portion thereof), or from the granting by Landlord at Tenant’s request of easements, licenses or any rights with respect to all or any part of the Leased Premises, or from the construction, purchase, design or condition of the Leased Premises during the Term (including any Claims arising, directly or indirectly, out of the actual or alleged presence, use, storage, generation or Release of any Hazardous Materials, and any Claims for patent, trademark or copyright infringement and latent or other defects, whether or not discoverable), including any liability under Legal Requirements (including, without limitation, any Claims arising directly or indirectly out of any actual or alleged violation by or obligation, now or hereafter existing, of any Environmental Laws); (iii) the Lease or any modification, amendment or supplement thereto; (iv) the non-compliance of the Leased Premises during the Term, with Legal Requirements (including because of the existence of the Permitted Encumbrances); (v) any matter relating to all or any part of the Leased Premises or any operations thereon, including, without limitation, matters relating to Environmental Laws or Hazardous Materials; (vi) the breach by Tenant of its representations, warranties, covenants and obligations in this Lease whether or not such Claim arises or accrues prior to the date of this Lease; (vii) the business and activities of Tenant; (viii) the business and activities of any other Person on or about the Leased Premises (whether as an invitee, subtenant, licensee or otherwise); (ix) (A) the cost of assessment, containment and/or removal of any and all Hazardous Materials from all or any portion of the Leased Premises or any surrounding areas for which Tenant or Landlord (by virtue of Landlord’s ownership of the

Leased Premises) has any legal obligation, (B) the cost of any actions taken in response to a Release on, in, under or affecting any portion of the Leased Premises or any surrounding areas for which Tenant or Landlord (by virtue of Landlord’s ownership of the Leased Premises) has any legal obligation to prevent or minimize such Release so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, and (C) costs incurred to comply with Environmental Laws in connection with all or any portion of the Leased Premises or any surrounding areas for which Tenant or Landlord (by virtue of Landlord’s ownership of the Leased Premises) has any legal obligation; (x) any personal injury, death or property damage which occurs on or about the Leased Premises; and (xi) an Event of Default.  Notwithstanding the foregoing, nothing herein shall be construed to obligate Tenant to indemnify, defend and hold harmless any Indemnitee from and against any Claims to the extent imposed on or incurred by such Indemnitee (i) by reason of such Indemnitee’s willful misconduct or gross negligence; (ii) with respect to any matter described in this Paragraph 10(a) which relates to events, acts or omissions first occurring or first existing (x) subsequent to the expiration or earlier termination of the Term and the vacating of the Leased Premises by Tenant and any assignee or sublessee of Tenant, and (y) not caused by the acts or omissions of Tenant, any assignee or sublessee of Tenant or any Person claiming by or through Tenant, or the result of any events, conditions, acts, or omissions occurring prior to the expiration or earlier termination of the Term and vacating of the Leased Premises by Tenant, any assignee or sublessee of Tenant and any Person claiming by or through Tenant; (iii) any Taxes or Impositions, indemnification for which is covered by Paragraphs 8 and 30 of this Lease; (iv) by reason of any transfer by Indemnitee of any interest in the Leased Premises not attributable to an Event of Default; (v) any liens created by or resulting from any act or omission of an Indemnitee not attributable to an Event of Default; or (vi) any default under the Mortgage or the Note not resulting from an Event of Default.

b.              In case any Claim shall be made or brought against any Indemnitee, such Indemnitee shall give prompt notice thereof to Tenant; provided that failure to so notify Tenant shall not reduce Tenant’s obligations to indemnify any Indemnitee hereunder unless and only to the extent such failure results in additional liability on Tenant’s part.  Tenant shall be entitled, at its expense, acting through counsel selected by Tenant (and reasonably satisfactory to such Indemnitee or Tenant’s insurer), to participate in, or, except as otherwise provided, to assume and control (if it promptly so elects upon notice of the Claim), and, to the extent that Tenant desires to assume and control, in consultation with Indemnitee, the negotiation, litigation and/or settlement of any such Claim (subject to the provisions of the last sentence of this subparagraph (b)).  Such Indemnitee may (but shall not be obligated to) participate at its own expense (unless Tenant is not properly performing its obligations hereunder and then at the expense of Tenant) and with its own counsel in any proceeding conducted by Tenant in accordance with the foregoing, in which case Tenant shall keep such Indemnitee and its counsel fully informed of all proceedings and filings and afford such Indemnitee and counsel reasonable opportunity for comment.  Notwithstanding the foregoing, Tenant shall not be entitled to assume and control the defense of any Claim if:  (i) an Event of Default has occurred and is continuing; (ii) the proceeding involves possible imposition of any criminal penalty or liability or unindemnified civil penalty on such Indemnitee; (iii) the proceeding involves the granting of injunctive relief against the Indemnitee not related to this Lease; (iv) a significant counterclaim is available to the Indemnitee that would not be available to and cannot be asserted by Tenant; (v) a conflict of interest exists between the Indemnitee and

Tenant with respect to the Claim; or (vi) the defense of such Claim would require the delivery of material confidential and proprietary information of such Indemnitee that would otherwise not be available to Tenant or its counsel.

c.               Upon payment in full of any Claim by Tenant pursuant to this Paragraph 10 to or on behalf of an Indemnitee, Tenant, without any further action, shall be subrogated to any and all Claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense or claims against another Indemnitee for which Tenant would have indemnity obligations hereunder), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of Claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such Claims and otherwise reasonably cooperate with Tenant to enable Tenant to pursue such Claims.

d.              Notwithstanding anything to the contrary contained herein, Tenant shall not be required to indemnify any Indemnitee under this Paragraph 10 for any Claim to the extent resulting from the material misrepresentation, gross negligence or willful misconduct of such Indemnitee.

e.               The obligations of Tenant under this Paragraph 10 shall survive any termination of this Lease.

11.                               Maintenance and Repair.

a.              Except for any Alterations that Tenant is permitted to make pursuant to this Lease, Tenant shall at all times, including any Requisition period, put, keep and maintain the Leased Premises (including, without limitation, the roof, landscaping, walls, footings, foundations and structural components of the Leased Premises) and the Equipment in the same condition and repair, as of the inception of the Lease, except for ordinary wear and tear, and shall promptly make all repairs and replacements of every kind and nature, whether foreseen or unforeseen, which may be required to be made upon or in connection with the Leased Premises in order to keep and maintain the Leased Premises in the order and condition required by this Paragraph 11(a).  Tenant shall do or cause others to do all shoring of the Leased Premises or of the foundations and walls of the Improvements and every other act necessary or appropriate for preservation and safety thereof, by reason of or in connection with any excavation or other building operation upon any of the Leased Premises, whether or not Landlord shall, by reason of any Legal Requirements or Insurance Requirements, be required to take such action or be liable for failure to do so.  LANDLORD SHALL NOT BE REQUIRED TO MAKE ANY REPAIR, WHETHER FORESEEN OR UNFORESEEN, OR TO MAINTAIN ANY OF THE LEASED PREMISES OR ADJOINING PROPERTY IN ANY WAY, AND TENANT HEREBY EXPRESSLY WAIVES THE RIGHT TO MAKE REPAIRS OR MAINTENANCE AT THE EXPENSE OF THE LANDLORD, WHICH RIGHT MAY BE PROVIDED FOR IN ANY LEGAL REQUIREMENTS NOW OR HEREAFTER IN EFFECT.  Nothing in the preceding sentence shall be deemed to preclude Tenant from being entitled to insurance proceeds or Condemnation awards for Restoration pursuant to Paragraphs 13(c) and 14(g) of this Lease.  Tenant shall, in all events, make all repairs for which it is responsible hereunder promptly, and all repairs shall be in a good, proper and workmanlike manner.  Tenant shall keep the Building free of Mold.

b.              In the event that any Improvement shall violate or Landlord shall have received notice that any Improvement shall violate any Legal Requirements, Insurance Requirements or encroach upon an adjacent property and as a result of such violation or encroachment, enforcement or legal action is threatened or commenced against Tenant or Landlord or with respect to the Leased Premises, then Tenant, at the request of Landlord, shall either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such violation or encroachment, whether the same shall affect Landlord, Tenant or both, or (ii) subject to Tenant’s rights under Paragraph 18, take such action as shall be necessary to remove such violation or encroachment, including, if necessary, any Alteration.  Any such repair or Alteration shall be made in conformity with the provisions of Paragraph 12.

c.               If Tenant shall be in default under any of the provisions of this Paragraph 11 and an Event of Default or Emergency arises on account thereof, Landlord may do whatever is necessary to cure such default as may be reasonable and appropriate under the circumstances for the account of and at the expense of Tenant.  In the event of an emergency Landlord shall notify Tenant of the situation by phone or other available communication.  All sums so paid by Landlord and all reasonable costs and expenses (including, without limitation, attorneys’ fees and expenses) so incurred, together with interest thereon at the Default Rate from the date of payment or incurring the expense, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand within five (5) Business Days following Landlord’s written demand (accompanied by reasonable back-up documentation).

d.              Tenant shall from time to time replace with Replacement Equipment any of the Equipment which shall have become unusable for the purpose for which it is intended, been taken by a Condemnation as provided in Paragraph 13, or been lost, stolen, damaged or destroyed as provided in Paragraph 14.  Tenant shall repair at its sole cost and expense all damage to the Leased Premises caused by the removal of the Equipment or the Replaced Equipment or other personal property of Tenant or the installation of Replacement Equipment.  All Replacement Equipment shall become the property of Landlord, shall be free and clear of all Liens (except as permitted under Paragraph 17) and rights of others and shall become a part of the Equipment as if originally demised herein.

12.                               Alterations.

a.              So long as no Event of Default has occurred and is then continuing, upon prior written notice to Landlord, Tenant shall have the right to make any Alteration(s) to the Leased Premises, the cost of which does not exceed [$350,000.00], in any single instance or series of related instances; provided, that, Tenant complies with clause (c) and (d) of this Paragraph 12.

b.             Upon prior written notice to Landlord, Tenant shall have the right to make any Alteration(s) to the Leased Premises, the cost of which exceeds [$350,000.00], in any single instance or series of related instances; provided, that, (i) no Event of Default under this Lease has occurred and is then continuing prior to and during the period of making any such Alteration(s), (ii) Tenant complies with clause (c) and (d) of this Paragraph 12, and (iii) prior to making any such Alteration(s), Tenant shall provide Landlord with the final plans and specifications, estimated budgets and proposed schedule of construction with respect thereto, and any material changes thereto once construction commences.

c.               In the event that Landlord gives its prior written consent to any Alterations, or if such consent is not required, Tenant agrees that in connection with any Alteration:  (i) the fair market value of the Leased Premises (as reasonably determined by Landlord) shall not be lessened after the completion of any such Alteration, or its structural integrity impaired; (ii) the Alteration and any Alteration theretofore made or thereafter to be made shall not in the aggregate reduce the gross floor area of the Improvements except with Landlord’s prior written consent (not to be unreasonably withheld, conditioned or delayed where the Alteration in question is being undertaken in connection with a modification in the Permitted Use or other bona fide business purpose); (iii) all such Alterations shall be performed in a good and workmanlike manner, and shall be expeditiously completed in compliance with all Legal Requirements; (iv) no such Alteration shall change the Permitted Use of the Leased Premises; (v) all work done in connection with any such Alteration shall comply with all Insurance Requirements; (vi) Tenant shall promptly pay all costs and expenses of any such Alteration, and shall (subject to and in compliance with the provisions of Paragraph 18 hereof) discharge all Liens filed against any of the Leased Premises arising out of the same; (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Alteration; (viii) all such Alterations shall be the property of Landlord and shall be subject to this Lease; (ix) no such Alteration shall create any debt or other encumbrance(s) on the Leased Premises, and (x) all Alterations shall be made in the case of any Alteration the estimated cost of which in any one instance exceeds [$350,000.00] or to the extent required by the Legal Requirements under the supervision of an architect or engineer and, in accordance with plans and specifications which shall be submitted to Landlord (for informational purposes only) prior to the commencement of the Alterations.

d.              Notwithstanding anything to the contrary contained herein, Tenant shall not make any Alterations, at any time, which would (after the completion thereof) materially impair the structural integrity of the Leased Premises, without Landlord’s written consent, which consent may be withheld or denied in Landlord’s sole discretion.

13.                               Condemnation.

a.              Tenant, promptly upon obtaining knowledge of the institution of any proceeding for Condemnation, shall notify Landlord thereof and Landlord shall be entitled to participate in any Condemnation proceeding.  Landlord, promptly after obtaining knowledge of the institution of any proceeding for Condemnation, shall notify Tenant thereof and Tenant shall have the right to participate in such proceedings.  Subject to the provisions of this Paragraph 13 and Paragraph 15, Tenant hereby irrevocably assigns to Landlord any award or payment in respect of any Condemnation of Landlord’s interest in the Leased Premises, except that (except as hereinafter provided) nothing in this Lease shall be deemed to assign to Landlord any award relating to the value of the leasehold interest created by this Lease or any award or payment on account of the Trade Fixtures, moving expenses and out-of-pocket expenses incidental to the move, if available, to the extent Tenant shall have a right to make a separate claim therefor against the condemnor, it being agreed, however, that Tenant shall in no event be entitled to any payment that reduces the award to which Landlord is or would be entitled for the Condemnation of Landlord’s interest in the Leased Premises.

b.              If the entire Leased Premises shall be the subject of a Taking by a duly constituted authority or agency having jurisdiction, then Tenant may, not later than thirty (30) days after such Taking has occurred, serve a Tenant’s Termination Notice upon Landlord.

i.                                          In the event that during the Term, Tenant shall serve a Tenant’s Termination Notice upon Landlord, this Lease and the Term hereof shall terminate on the date specified in the Termination Notice (the “Termination Date”); and in such event the entire award to the made in the Condemnation proceeding (except as provided in Paragraph 13(a) above) shall be paid to Landlord.

c.               i.  In the event of a Condemnation of any part of the Leased Premises which does not result in a termination of this Lease, subject to the requirements of Paragraph 15, the Net Award of such Condemnation shall be retained by Landlord; and promptly after such Condemnation, Tenant shall commence and diligently continue to completion the Restoration of the Leased Premises.

ii.                                       Upon the payment Landlord of the Net Award of a Taking which falls within the provisions of this Paragraph 13(c), Landlord shall, to the extent received, make the Restoration Award available to Tenant for Restoration, in accordance with the provisions of Paragraph 15, and promptly after completion of the Restoration, the balance of the Net Award shall be paid to Landlord.  All Basic Rent, Additional Rent and other sums payable hereunder shall continue unabated and unreduced.

iii.                                    In the event of a Requisition of the Leased Premises, Landlord shall apply the Net Award of such Requisition, to the extent available, to the installments of Basic Rent, Additional Rent or other sums payable by Tenant hereunder thereafter payable and Tenant shall pay any balance remaining thereafter.  Upon the expiration of the Term, any portion of such Net Award which shall not have been previously credited to Tenant on account of the Basic Rent and Additional Rent shall be retained by Landlord.

d.              Except with respect to an award or payment to which Tenant is entitled pursuant to the provisions of Paragraph 13(a), 13(b) and 13(c), no agreement with any condemnor in settlement of or under threat of any Condemnation shall be made by either Landlord or Tenant (provided no Event of Default then exists and is continuing) without the written consent of the other.

14.                               Insurance.

a.             Tenant shall maintain at its sole cost and expense the following insurance on the Leased Premises:

i.                                          Insurance against loss or damage to the Improvements (including footings, foundation and underground pipes) and Equipment under a fire and broad form of all risk extended coverage insurance policy (which shall include windstorm insurance).  The Leased Premises shall also be covered by flood insurance in an amount of not less than Ten Million and 00/100 Dollars ($10,000,000.00) and earthquake insurance, in an amount of not less than Ten Million and 00/100 Dollars ($10,000,000.00), including footings, foundation and underground pipes.  Coverages shall also include Demolition Costs and Increased Cost of Construction and the Cost of Undamaged Building.  Subject to the renewal of the Terrorism Risk Insurance Act

(unless otherwise available at commercially reasonable rates), such insurance shall have no exclusion for terrorism or terrorist acts.  Such insurance (other than flood and earthquake) shall be in amounts sufficient to prevent Landlord or Tenant from becoming a co-insurer under the applicable policies, and in any event in amounts not less than the actual replacement cost of the Improvements and Equipment (including footings, foundations and underground pipes) as determined from time to time at Landlord’s request but not more frequently than once in any three (3) year period, by agreement of Landlord, and Tenant, or if not so agreed, at Tenant’s expense, by the insurer or insurers approved by Landlord based upon appropriate replacement cost of construction index.  Such insurance policies may contain exclusions and deductible amounts reasonably acceptable to Landlord based upon industry standards and the current credit rating of the Tenant.

ii.                                       Contractual and comprehensive general liability umbrella insurance against claims for bodily injury, death or property damage occurring on, in or about the Leased Premises, which insurance shall be written on a so-called “Occurrence Basis”, and shall provide minimum protection with a combined single limit in an amount not less than Ten Million and 00/100 Dollars ($10,000,000.00) (or in such increased limits from time to time to reflect declines in the purchasing power of the dollar as Landlord may reasonably request, but not more frequently than bi-annually).

iii.                                    Worker’s compensation insurance covering all persons employed by Tenant on the Leased Premises in connection with any work done on or about any of the Leased Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Leased Premises.

iv.                                   [Intentionally Omitted].

v.                                      Boiler and machinery insurance against loss or damage from explosion of any steam or pressure boilers or mechanical breakdown or similar apparatus located in or about the Improvements in an amount not less than the actual replacement cost of the Improvements and Equipment (including Equipment breakdown and electric panels, but excluding footings and foundations and other parts of the Improvements which are not insurable, in an amount of not less than Fifty Million and 00/100 Dollars ($50,000,000.00)).

vi.                                   Business income (including Extra Expense coverage with respect to rental loss for Rent payments to Landlord) (x) with the portion of such insurance attributable to the payment of Rent payable to Landlord or at Landlord’s option, Lender; (y) covering all risks required to be covered by the insurance provided for in Paragraph 14(a)(i) above; and (z) in an amount of not less than one hundred percent (100%) of the projected Rent from the Leased Premises for a period of up to twenty-four (24) months from the date of casualty or loss.

vii.                                Such additional and/or other insurance with respect to the Improvements located on the Leased Premises as reasonably requested by Landlord or Lender and in such amounts as at the time is customarily carried by prudent owners or tenants with respect to improvements similar in character, location and use and occupancy to the Improvements located on the Leased Premises.

b.              [Intentionally Omitted].

c.               The insurance required by Paragraph 14(a) shall be written by companies having a claims paying ability rating by Standard & Poor’s of not less than A- or comparable equivalent from Fitch or Moody’s or an AM Best rating of not less than A:IX, and all such companies shall be authorized to do an insurance business in the State, or otherwise agreed to by Landlord.  The insurance policies (i) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof, and (ii) shall name Landlord as additional named insured with respect to property insurance and as an additional insured with respect to liability insurance referred to in Paragraph 14(a)(ii), as their respective interests may appear.  Such insurance shall also name any Lender (so long as the Mortgage is outstanding) as a Mortgagee and/or Lenders loss payee with standard endorsements with respect to property insurance and as an additional insured with respect to liability insurance).  If said insurance or any part thereof shall expire, be withdrawn, become void by breach of any condition thereof by Tenant or become void or unsafe by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

d.              Each insurance policy referred to in clauses (i), (v) (and (vi) if requested by Lender) of Paragraph 14(a), shall contain standard non-contributory mortgagee clauses in favor of any Lender.  The insurance policy referred to in clause (ii) of Paragraph 14(a) shall be issued on a primary and non-contributory basis and shall contain a waiver of subrogation in favor of Lender.  Each policy shall provide that it may not be canceled or amended without liability to the insureds, except after thirty (30) days’ (except 10 days’ written notice for non-payment of insurance premiums) prior notice to Landlord and any Lender by such insurer or Tenant.  Each policy of insurance shall contain a waiver of subrogation or consent to a waiver of right of recovery against the Landlord.  Each policy shall also provide that any losses otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of any Lender which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, or (ii) any direct or indirect change in ownership with respect to any of the Leased Premises.  Each policy shall also provide evidence or a certificate of such insurance to Landlord and any Lender on an ACORD 28 form for property and ACORD 25 form for liability or equivalent reasonably satisfactory to Landlord and Lender if Tenant’s insurer does not utilize such forms; provided, that in the event that any such forms are no longer available, such evidence of insurance is in a form reasonably satisfactory to Landlord and Lender.

e.               Tenant shall pay as they become due all premiums for the insurance required by this Paragraph 14, shall renew or replace each policy, and shall deliver to Landlord and Lender a certificate of insurance with respect to any existing policy referred to in clause (ii) of Paragraph 14(a) and evidence of insurance with respect to any existing policy referred to in clauses (i), (v) and (vi) of Paragraph 14(a), or a copy of such renewal or replacement policy, in the case of a renewal or replacement of any of the foregoing, at least ten (10) Business Days prior to the Insurance Expiration Date of each policy.  In the event of Tenant’s failure to comply with any of the foregoing requirements of this Paragraph 14 within five (5) Business Days of the giving of written notice by Landlord to Tenant, Landlord shall be entitled to procure such insurance.  Any sums expended by Landlord in procuring such insurance shall be Additional Rent and shall be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord until fully paid by Tenant immediately upon written demand therefor by Landlord.

f.                Anything in this Paragraph 14 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 14(a) may be carried under a “blanket” policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” policy or policies otherwise comply with the provisions of this Paragraph 14.  In the event any such insurance is carried under a blanket policy, Tenant shall deliver to Landlord and Lender evidence of the issuance and effectiveness of the policy, the allocated amount and character of the coverage with respect to the Leased Premises and the presence in the policy of provisions of the character required in the above subparagraphs of this Paragraph 14.

g.               In the event of any property damage loss to the Leased Premises (which for the avoidance of doubt shall not include workers compensation claims) exceeding Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00) or in which any person is injured or killed (other than workers compensation claims), Tenant shall give Landlord prompt written notice thereof.  Tenant shall adjust, collect and compromise any and all claims, with the consent of Lender and Landlord, not to be unreasonably withheld or delayed, and Landlord and Lender shall have the right to join with Tenant therein.  If the estimated cost of Restoration or repair shall be Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00) or less, all proceeds of any insurance required under clauses (i), (iv), (v) of Paragraph 14(a) shall be payable to Tenant,, and in all other events to a Trustee.  If the Leased Premises shall be covered by a Mortgage to an institutional Lender, such, Lender, if it so desires, shall be the Trustee.  Each insurer is hereby authorized and directed to make payment under said policies directly to such Trustee instead of to Landlord and Tenant jointly; and Tenant and Landlord each hereby appoints such Trustee as its attorney-in-fact to endorse any draft therefor for the purposes set forth in this Lease after approval by Tenant of such Trustee, if Trustee is other than an institutional Lender.  In the event of any casualty (whether or not insured against) resulting in damage to the Leased Premises or any part thereof, the Term shall nevertheless continue and there shall be no abatement or reduction of Basic Rent, Additional Rent or any other sums payable by Tenant hereunder.  The Net Proceeds of such insurance payment shall be retained by the Trustee and, promptly after such casualty, Tenant, as required in Paragraphs 11(a) and 12, shall commence and diligently continue to perform the Restoration to the Leased Premises, except, subject to availability of business income or rental loss insurance payable to Landlord or at Landlord’s option Lender, no Restoration shall be required in the event of fire or other casualty causing damage to the Leased Premises which cannot reasonably be repaired on or prior to the date which is twenty-four (24) months prior to the expiration of the Term].  So long as no Event of Default has occurred and is continuing, upon payment to the Trustee of such Net Proceeds, the Trustee shall, to the extent available, make the Net Proceeds available to Tenant for restoration, in accordance with the provisions of Paragraph 15.  Tenant shall, whether or not the Net Proceeds are sufficient for the purpose, promptly repair or replace the Improvements and Equipment in accordance with the provisions of Paragraph 11(a) and the Net Proceeds of such loss shall thereupon be payable to Tenant, subject to the provisions of Paragraph 15.  In the event that any damage or destruction shall occur at such time as Tenant shall not have maintained third-party insurance in accordance with Paragraph 14(a)(i), (iv), (v) or (vi), Tenant shall pay to the Trustee Tenant’s Insurance Payment.

h.              At all times during which Alterations, or other structural construction or repairs are being made with respect to the Leased Premises but only if the existing applicable property or liability coverage forms in Paragraph 14(a) above do not otherwise apply, Tenant shall or cause its contractors, mechanics and suppliers maintain at its sole cost and expense the following insurance on the Leased Premises: (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in Paragraph 14(a)(i) written in a so-called builder’s risk completed value form or its equivalent (1) on a non-reporting basis, (2) against all risks insured against pursuant to Paragraph 14(a)(i), and, as applicable, Paragraph 14(a)(i), (iii) and (vii) including permission to occupy the Leased Premises, and (4) with an agreed amount endorsement waiving co-insurance provisions, if applicable.

15.                               Restoration.  The Restoration Fund shall be disbursed by the Trustee in accordance with the following conditions:

a.              If the cost of Restoration will exceed Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00), prior to commencement of the Restoration the architects, general contractor(s), and plans and specifications for the Restoration shall be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; and which approval shall be granted to the extent that the plans and specifications depict a Restoration which is substantially similar to the Improvements and Equipment which existed prior to the occurrence of the casualty or Taking, whichever is applicable.

b.              At the time of any disbursement, no Event of Default shall exist and no mechanics’ or materialmen’s Liens (other than notices of contract and statements of account which are in good standing and show no past due amounts) shall have been filed and remain undischarged or unbonded.

c.               Disbursements shall be made from time to time in an amount not exceeding the hard and soft cost of the work and costs incurred since the last disbursement upon receipt of (1) satisfactory evidence, including architects’ certificates of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (2) partial releases of Liens, and (3) other reasonable evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed in place or delivered to the site or up to $350,000.00 worth of materials for the Restoration of the Improvements stored off-site in a commercially reasonable manner and free and clear of mechanics’ Lien claims.

d.              Each request for disbursement shall be accompanied by a certificate of Tenant describing the work, materials or other costs or expenses, for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work or expense and the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work has been substantially completed and complies with the applicable requirements of this Lease.

e.               The Trustee shall retain ten percent (10%) of the Restoration Fund until the Restoration is substantially complete, and thereafter five percent (5%) until the Restoration is complete, including punchlist items in each case less the amount of any retainage held by Tenant pursuant to its applicable construction contract(s).

f.                The Restoration Fund shall be kept in a separate interest-bearing federally insured account by the Trustee.

g.               At all times the undisbursed balance of the Restoration Fund held by Trustee plus any funds contributed thereto by Tenant, at its option, shall be not less than the cost of completing the Restoration, free and clear of all Liens.

h.              In addition, prior to commencement of Restoration and at any time during Restoration, if the estimated cost of Restoration, as reasonably determined by Landlord or Lender, exceeds the amount of the Net Proceeds, the Restoration Award and Tenant Insurance Payment available for such Restoration, the amount of such excess shall be paid by Tenant to the Trustee to be added to the Restoration Fund or Tenant shall fund at its own expense the costs of such Restoration until the remaining Restoration Fund is sufficient for the completion of the Restoration.  Any sum in the Restoration Fund which remains in the Restoration Fund upon the completion of Restoration (or in the event Restoration is not required hereunder) shall be paid to Tenant.  For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of Restoration, the Net Proceeds or the Restoration Award shall be deemed to be disbursed prior to any amount added by Tenant

16.                               Subordination to Financing.

a.              i.  Tenant agrees that this Lease shall at all times be subject and subordinate to the Lien and the terms of any Mortgage.

ii.               Except as expressly provided in this Lease by reason of the occurrence of an Event of Default, Tenant’s tenancy and all of Tenant’s rights under this Lease shall not be disturbed, terminated or otherwise adversely affected, nor shall this Lease be affected, by any default under any Mortgage, unless also an Event of Default, and in the event of a foreclosure or other enforcement of any Mortgage, or sale in lieu thereof, the purchaser at such foreclosure sale shall be bound to Tenant for the Term of this Lease under the express terms of this Lease, the rights of Tenant under this Lease shall expressly survive, and this Lease shall in all respects continue in full force and effect so long as no Event of Default has occurred and is continuing.  So long as no Event of Default has occurred and is continuing, Tenant shall not be named as a party defendant in any such foreclosure suit, except as may be required by Legal Requirements.  Any Mortgage to which this Lease is now or hereafter subordinate shall provide, in effect, that during the time this Lease is in force insurance proceeds and any Restoration Award shall be permitted to be used for Restoration in accordance with the provisions of this Lease.

b.              Notwithstanding the provisions of Paragraph 16(a), the holder of any Mortgage to which this Lease is subject and subordinate shall have the right, at its sole option, at any time, to subordinate and subject the Mortgage, in whole or in part, to this Lease by recording a unilateral declaration to such effect, provided that such holder shall have agreed that during the time this Lease is in force any insurance proceeds and any Restoration Award shall be permitted to be used for Restoration in accordance with the provisions of this Lease.

c.               At any time prior to the expiration of the Term, Tenant agrees, at the election and upon demand of any owner of the Leased Premises, or of a Lender who has granted non-disturbance to Tenant pursuant to Paragraph 16(a) above, to attorn, from time to time, to any such owner or Lender, upon the terms and conditions of this Lease, for the remainder of the Term.  The provisions of this Paragraph 16(c) shall inure to the benefit of any such owner or Lender, shall apply notwithstanding that, as a matter of Legal Requirements, this Lease may terminate upon the foreclosure of the Mortgage, shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions.

d.              Each of Tenant, any owner and Lender, however, upon demand of the other, hereby agrees to execute, from time to time, instruments in confirmation of the foregoing provisions of Paragraphs 16(a) and 16(c), reasonably satisfactory to the requesting party acknowledging such subordination, non-disturbance and attornment as are provided in such subsections and setting forth the terms and conditions of its tenancy.

e.               Each of Tenant, Landlord and Lender agrees that, if requested by any of the others, each shall, without charge, enter into a Subordination, Non-Disturbance and Attornment Agreement.  Tenant hereby agrees for the benefit of Lender that Tenant will not, (i) without in each case securing the prior written consent of Lender, which shall not be unreasonably withheld, conditioned or delayed, amend or modify this Lease (provided, however, Lender, in Lender’s sole discretion may withhold or condition its consent to any amendment or modification which would or could (A) alter in any way the amount or time for payment of any Basic Rent, Additional Rent or other sum payable hereunder, (B) alter in any way the absolute and unconditional nature of Tenant’s obligations hereunder or materially diminish any such obligations, (C) result in any termination hereof prior to the end of the Initial Term, or (D) otherwise, in Lender’s reasonable judgment, affect the rights or obligations of Landlord or Tenant hereunder), or enter into any agreement with Landlord so to do, (ii) without the prior written consent of Lender which may be withheld in Lender’s sole discretion, cancel or surrender or seek to cancel or surrender the Term hereof, or enter into any agreement with Landlord to do so (the parties agreeing that the foregoing shall not be construed to affect the rights or obligations of Tenant, Landlord or Lender with respect to any termination permitted under the express terms hereof following a Condemnation as provided in Paragraph 13, or (c) pay any installment of Basic Rent more than one (1) month in advance of the due date thereof or otherwise than in the manner provided for in this Lease.

17.                               Assignment, Subleasing.

a.              Except in compliance with this Paragraph 17, Tenant may neither assign its interest in this Lease and nor , with the exception of an Affiliate, sublet all or substantially all of the Leased Premises for the Permitted Use, whether voluntarily or involuntarily or by operation of Legal Requirements, without the consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  The merger of Tenant with any other entity or the assignment of substantially all the assets of Tenant whether or not located at the Leased Premises, shall constitute an assignment hereunder.  [Tenant shall have the right to mortgage its leasehold interest under this Lease in connection with a financing of substantially all its assets so long as (i)  its lender and its affiliates (including all successors and assigns, whether directly or indirectly have a Tangible Net Worth at the time of the mortgage or any foreclosure, assignment in lieu of foreclosure of at least Two Hundred Million and 00/100 Dollars ($200,000,000.00), (1) and (ii) the loan documentation shall be in a substance and form reasonably acceptable to Landlord.  With respect to any assignment or sublease to an entity that is not an Affiliate consented to by Landlord or as permitted under this Lease without Landlord’s consent, Tenant shall provide Landlord with a written summary of the material terms of such assignment or sublease prior to the commencement date thereof. Notwithstanding the foregoing, or any other term or provision contained in this Lease to the contrary, upon not less than ten (10) days’ prior written notice by Tenant to Landlord (or, promptly following the assignment in the event Tenant is bound by confidentiality agreement(s) which prevent disclosure prior to the assignment) together with such financial information as Landlord may reasonably require, Tenant shall have the right to assign this Lease to a successor, or as a result of a merger, consolidation or restructuring of Tenant, or to the acquirer of all or substantially all of Tenant’s assets or stocks, so long as (i) no Event of Default has occurred and is continuing at the time of said notice to Landlord or exercise, (ii) such assignee, successor by merger or surviving entity is acquiring substantially all the assets or direct or indirect ownership of Tenant and (iii) such assignee, successor or surviving entity has a Tangible Net Worth of at least the greater of (x) Two Hundred Million and 00/100 Dollars ($200,000,000), (y) the Tangible Net Worth of Tenant immediately prior to such assignment and (z) Tenant shall comply with Paragraph 17(b) hereof to the extent applicable.

b.              Any sublease of the Leased Premises or any part thereof shall be subject and subordinate to the provisions of this Lease.  No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made.  Notwithstanding any assignment or subletting, Tenant shall continue to remain primarily liable and responsible for the payment of the Basic Rent and Additional Rent and the performance of all its other obligations under this Lease.  No assignment or sublease shall impose any obligations on Landlord under this Lease except as otherwise provided in this Lease.  In case of any assignment consented to by Landlord or permitted hereunder without Landlord’s consent, Tenant agrees that in the case of an assignment of this Lease, Tenant shall, within fifteen (15) days after the execution and delivery of any such assignment, deliver to Landlord (i) a true and correct copy of such assignment (for the avoidance of doubt the financial terms of such assignments may be limited to what is contained in the terms of the assignment as opposed to a separate asset purchase agreement or agreement of merger).  In the case of a sublease consented to by Landlord, Tenant shall, within fifteen (15) days after the execution and delivery of such sublease, deliver to Landlord a duplicate original of such sublease.

c.               Upon the occurrence and during the continuance of an Event of Default under this Lease, Landlord shall have the right to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, and Tenant hereby irrevocably and unconditionally assigns such rents and money to Landlord, which assignment may be exercised upon and after (but not before) the occurrence of an Event of Default and while such Event of Default is continuing

(1)                                 Landlord and Tenant have agreed that to the extent that the right to a leasehold mortgage increases Landlord’s financing costs, Tenant shall have the option of deleting such provision or paying Landlord’s increased cost.

d.              Intentionally Omitted.

18.                               Permitted Contests.

a.              So long as no Event of Default has occurred and is continuing, after prior written notice to Landlord, Tenant shall not be required to (i) pay any Imposition, (ii) comply with any Legal Requirement, (iii) discharge or remove any Lien referred to in Paragraphs 9 or 12, or (iv) take any action with respect to any violation referred to in Paragraph 11(b), so long as (A) in the event the matter at hand is in respect of a liability exceeding Two Hundred Fifty Thousand and 00/100 Dollars ($250,000) Tenant shall first deposit (pursuant to a commercially reasonable written agreement) with Lender (or Landlord if there is no Lender) cash, a bond, or other security acceptable to Lender in the amount of 125% of the amount (or reasonably estimated amount, if no exact amount is ascertainable) to be contested by Tenant, and (B) Tenant shall contest, in good faith and at its expense, the existence, the amount or the validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor, by appropriate proceedings which shall operate during the pendency thereof to prevent (1) the collection of, or other realization upon, the Imposition or Lien so contested, (2) the sale, forfeiture or loss of any of the Leased Premises, any Basic Rent or any Additional Rent to satisfy the same or to pay any damages caused by the violation of any such Legal Requirement or by any such violation, (3) any interference with the use or occupancy of any of the Leased Premises, (4) any interference with the payment of any Basic Rent or any Additional Rent, (5) any such contest and/or settlement shall not result in the increase in the Impositions due or result in greater liability (other than any interest, penalty or the like to be paid by Tenant if the contest is unsuccessful) with respect to any Legal Requirement and (6) the cancellation of any fire or other insurance policy.

b.              In no event shall Tenant pursue any contest with respect to any Imposition, Legal Requirement, Lien, or violation, referred to above in such manner that exposes Landlord to (i) criminal liability, penalty or sanction, (ii) any civil liability, penalty or sanction for which Tenant has not made provisions reasonably acceptable to Landlord to pay at Tenant’s expense or (iii) defeasance of its interest (including the subordination of the Lien of any Mortgage to a Lien to which such Mortgage is not otherwise subordinate prior to such contest) in the Leased Premises.

c.               Tenant agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, except that Tenant shall have the right to attempt to settle or compromise such contest through negotiations.  Tenant shall pay, protect, defend, indemnify, save and keep harmless each Indemnitee from and against any and all Claims in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof.

19.                               Conditional Limitations; Default Provisions.

a.              If any Event of Default shall have occurred and be continuing, Landlord shall have the right at its option, then or at any time thereafter, to do any one or more of the following without demand upon or notice to Tenant:

i.                                          Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice (which date shall be no sooner than ten (10) days after the date of the notice).  Upon the date therein specified the Term and the estate hereby granted and all rights of Tenant hereunder shall expire and terminate as if such date were the date hereinabove fixed for the expiration of the Term, but Tenant shall remain liable for all of its obligations hereunder through the date hereinabove fixed for the expiration of the Term, including its liability for Basic Rent and Additional Rent as hereinafter provided.

ii.                                       Landlord may, whether or not the Term of this Lease shall have been terminated pursuant to clause (i) above give Tenant notice to surrender the Leased Premises to Landlord on a date specified in such notice (which date shall be no sooner than ten (10) days after the date of the notice), at which time Tenant shall surrender and deliver possession of the Leased Premises to Landlord.  Upon or at any time after taking possession of the Leased Premises, Landlord may, upon due process under any Legal Requirements and not otherwise, remove any persons or property therefrom.  Landlord shall be under no liability for or by reason of any such entry, repossession or removal.  No such entry or repossession shall be construed as an election by Landlord to terminate this Lease unless Landlord gives a written notice of such intention to Tenant pursuant to clause (i) above.

iii.                                    After repossession of any of the Leased Premises pursuant to clause (ii) above, whether or not this Lease shall have been terminated pursuant to clause (i) above, Landlord shall use reasonable efforts to relet the Leased Premises or any part thereof to such tenant or tenants for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) for such rent, on such conditions (which may include concessions or free rent) and for such uses as Landlord, in its reasonable discretion, may determine; and Landlord shall collect and receive any rents payable by reason of such reletting.  The rents received on such reletting shall be applied (A) first to the reasonable and actual expenses of such reletting and collection (appropriately prorated if the reletting extends for beyond the expiration date of the Term), including without limitation necessary renovation and alterations of the Leased Premises, reasonable and actual attorneys’ fees and any reasonable and actual real estate commissions paid, and (B) thereafter toward payment of all sums due or to become due Landlord hereunder.  If a sufficient amount to pay such expenses and sums shall not be realized or secured, then Tenant shall pay Landlord any such deficiency monthly, and Landlord may bring an action therefor as such monthly deficiency shall arise.  Landlord shall not, in any event, be required to pay Tenant any sums received by Landlord on a reletting of the Leased Premises in excess of the rent provided in this Lease, but such excess shall reduce any accrued present or future obligations of Tenant hereunder.  Landlord’s re-entry and reletting of the Leased Premises without termination of this Lease shall not preclude Landlord from subsequently terminating this Lease as set forth above.  Landlord may make such Alterations as Landlord in its reasonable discretion may deem advisable.  Tenant agrees to pay Landlord, as Additional Rent, immediately upon demand, all reasonable expenses incurred by

Landlord in obtaining possession, in performing Alterations and in reletting any of the Leased Premises, including fees and commissions of attorneys, architects, agents and brokers (all appropriately prorated if the reletting extends for beyond the expiration date of the Term).

iv.                                   Landlord may exercise any other right or remedy now or hereafter existing by Legal Requirements or in equity.

b.              In the event of any expiration or termination of this Lease or repossession of any of the Leased Premises by reason of the occurrence of an Event of Default, Tenant shall pay to Landlord Basic Rent, Additional Rent and all other sums required to be paid by Tenant to and including the date of such expiration, termination or repossession and, thereafter, Tenant shall, until the end of what would have been the Term in the absence of such expiration, termination or repossession, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for and shall pay to Landlord as liquidated and agreed current damages:  (i) Basic Rent, Additional Rent and all other sums which would be payable under this Lease by Tenant in the absence of such expiration, termination or repossession, less (ii) the net proceeds, if any, of any reletting pursuant to Paragraph 19(a)(iii), after deducting from such proceeds all of Landlord’s reasonable expenses in connection with such reletting (including all reasonable repossession costs, brokerage commissions, legal expenses, attorneys’ fees, employees’ expenses, costs of Alteration and expenses of preparation for reletting), all appropriately prorated if the reletting extends for beyond the expiration date of the Term).   Tenant hereby agrees to be and remain liable for all sums aforesaid and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages.  Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by limitation had there been no such Event of Default.

c.               At any time after such expiration or sooner termination of this Lease pursuant to Paragraph 19 or pursuant to Legal Requirements or if Landlord shall have reentered the Leased Premises, as the case may be, whether or not Landlord shall have recovered any amounts under Paragraph 19(a)(iii) or 19(b), Landlord shall be entitled to recover from Tenant and Tenant shall pay to Landlord, on demand, as and for liquidated and agreed final damages for Tenant’s default, the amount by which the sum of (i) Basic Rent, and all Additional Rent reserved hereunder for the unexpired portion of the Term demised herein as if this Lease had not expired or been terminated, and (ii) all of Landlord’s reasonable and documented expenses incurred in connection with Tenant’s default hereunder (including all reasonable repossession costs, brokerage commissions, legal expenses, attorney’s fees, costs of alteration and expenses for preparation of re-letting), exceeds the then fair and reasonable rental value of the Leased Premises for the same period, each such amount discounted to present worth of the 10-Year Treasury Rate then in effect (or imputed rate, if such bonds trade at a premium or a discount, measured to the nearest 1/100th of 1%) as published in Bloomberg (or equivalent news service) or such other equivalent index that may replace the 10-Year Treasury Rate, minus any such monthly deficiencies previously recovered from Tenant under Paragraph 19(a)(iii).  If any statute or rule of Legal Requirements governing a proceeding in which such liquidated final damages provided for in this Paragraph 19(c) are to be proved shall validly limit the amount thereof to an amount less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such statute or rule of Legal Requirements.  Landlord shall have no duty to mitigate its damages under this Paragraph 19, and Tenant waives any right of Landlord to mitigate its damages after reentry into the Leased Premises.  The limitations set forth in this Paragraph 19(c) shall not restrict Landlord’s right to recover, to the extent not previously recovered, all accrued and unpaid Basic Rent, Additional Rent and any damages to Landlord arising or accruing through the date of such demand.

20.                               Additional Rights of Landlord and Tenant.

a.              No right or remedy conferred upon or reserved to Landlord in this Lease is intended to be exclusive of any other right or remedy; and each and every right and remedy shall be cumulative and in addition to any other right or remedy contained in this Lease, but this provision shall not be construed to permit Landlord to recover duplicative damages.  No delay or failure by Landlord or Tenant to enforce its rights under this Lease shall be construed as a waiver, modification or relinquishment thereof.  In addition to the other remedies provided in this Lease, Landlord and Tenant shall be entitled, to the extent permitted by Legal Requirements, to injunctive relief in case of the violation or attempted or threatened violation of any of the provisions of this Lease, or to specific performance of any of the provisions of this Lease.

b.              Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, any right and privilege which it or any of them may have under any present or future law to redeem any of the Leased Premises or to have a continuance of this Lease after valid termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof.

c.               Landlord hereby waives any right to distrain or levy upon Trade Fixtures or any property of Tenant and any landlord’s Lien or similar Lien upon Trade Fixtures and any other property of Tenant regardless of whether such Lien is created or otherwise.  Landlord agrees at the request of Tenant, to execute a waiver of any landlord’s or similar Lien for the benefit of any present or future holder of a security interest in or landlord of any Trade Fixtures or any other property of Tenant.

d.              Landlord acknowledges and agrees in the future to acknowledge (in a written form reasonably satisfactory to Tenant) to such persons and entities at such times and for such purposes as Tenant may reasonably request that the Trade Fixtures and any other personal property (but not Equipment) of Tenant not physically affixed to the Leased Premises are Tenant’s property and not part of the Improvements (regardless of whether or to what extent such Trade Fixtures are affixed to the Improvements) or otherwise subject to the terms of this Lease.

e.               Tenant agrees to pay to Landlord any and all reasonable costs and expenses incurred by Landlord in connection with any litigation or other action instituted by Landlord to enforce the obligations of Tenant under this Lease, to the extent that Landlord has prevailed in any such litigation or other action.  Any amount payable by Tenant to Landlord pursuant to this Paragraph 20(e) shall be due and payable by Tenant to Landlord as Additional Rent.

21.                               Notices.  All Notices shall be in writing and shall be deemed to have been given for all purposes (i) three (3) days after having been sent by United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address as stated below, or (ii) one (1) day after having been sent for overnight delivery by Federal Express, United Parcel Service or other nationally recognized air courier service.

To the Addresses stated below:

If to Landlord:

c/o Middleton Partners
400 Skokie Boulevard
Northbrook, Illinois 60062
Attention:  Mitchel Greenberg and Peter Holstein

With a copy to:

Polsinelli PC

161 N. Clark Street, Suite 4200

Chicago, IL 60601

Attention:  Ronald R. Dietrich, Esq.

If to Tenant:

Axcelis Technologies, Inc.

108 Cherry Hill Drive

Beverly, Massachusetts 01915

Attention: Chief Financial Officer

With copies to:

Axcelis Technologies, Inc.

108 Cherry Hill Drive

Beverly, Massachusetts 01915

Attention: General Counsel; and

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

Attention: Michael S. Sophocles, Esq.

If any Lender shall have advised Tenant by Notice in the manner aforesaid that it is the holder of a Mortgage and states in said Notice its address for the receipt of Notices, then simultaneously with the giving of any Notice by Tenant to Landlord, Tenant shall send a copy of such Notice to Lender in the manner aforesaid, provided, however, that no failure by Tenant to send such notice to Lender shall invalidate or otherwise have any effect on a valid notice delivered to Landlord hereunder.  For the purposes of this Paragraph 21, (i) any party may substitute its address by giving fifteen days’ notice to the other party in the manner provided above and (ii) the entry into of a Subordinate, Non-Disturbance and Attornment Agreement shall constitute notice to the parties listed therein.  Any Notice may be given on behalf of any party by its counsel.

22.                               Estoppel Certificates.  Tenant and Landlord shall execute on the Commencement Date, and Landlord and Tenant shall at any time and from time to time, upon not less than twenty (20) days’ prior written request by the other, execute, acknowledge and deliver to the other a statement in writing certifying (i) that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, setting forth such modifications), (ii) the dates to which Basic Rent, payable hereunder has been paid, (iii) that to the knowledge of the signer of such certificate no default by either Landlord or Tenant exists hereunder or specifying each such default of which the signer may have knowledge, (iv) the remaining Term hereof, and (v) such other factual matters respecting the terms of this Lease as may reasonably be requested by the party requesting the certificate.  It is intended that any such statements may be relied upon by Lender, the recipient of such statements or their assignees or by any prospective purchaser, assignee or subtenant of the Leased Premises.  If requested by Lender, Tenant further agrees to provide an opinion from its internal general counsel addressed to Lender, any Rating Agencies and any other parties purchasing or owning an interest in a loan secured by the Leased Premises, to the effect that (i) this Lease is duly authorized by all necessary corporate action of Tenant, (ii) the Tenant is duly formed and in good standing under the laws of its state of formation and (iii) this Lease does not cause Tenant to be in breach under any agreements to which Tenant is a party.

23.                               Surrender and Holding Over.

a.              Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises (except as to the any portion thereof with respect to which this Lease has previously terminated)  and all the Equipment and Building Systems thereof to Landlord in the condition the same is required to be maintained by Tenant pursuant to this Lease (ordinary wear and tear excepted).  Tenant shall remove from the Leased Premises on or prior to such expiration or earlier termination the Trade Fixtures (other than the Trade Fixtures described in Exhibit F attached hereto and any replacement(s) of such items with comparable fixtures or equipment, which Tenant may, but shall not be required, to remove in accordance with the terms hereof) and all unaffixed personal property (but not Equipment) which is owned by Tenant or third parties other than Landlord, and Tenant at its expense shall, on or prior to such expiration or earlier termination, repair any damage caused by such removal.  Trade Fixtures and personal property not so removed at the end of the Term or within thirty (30) days after the earlier termination of the Term for any reason whatsoever shall become the property of Landlord upon an additional ten (10) days’ written notice to Tenant, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such unaffixed personal property and repairing any damage to any of the Leased Premises caused by such removal shall be borne by Tenant.  Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any property which becomes the property of Landlord as a result of such expiration or earlier termination.

b.              Any holding over by Tenant of the Leased Premises after the expiration or earlier termination of the Term of this Lease or any extensions thereof, with the consent of Landlord, shall operate and be construed as tenancy from month to month only, at one hundred fifty percent (150%) of the Basic Rent reserved herein and upon the same terms and conditions as contained in this Lease.  Notwithstanding the foregoing, any holding over without Landlord’s consent shall entitle Landlord, in addition to collecting Basic Rent at a rate of one hundred fifty percent (150%)

thereof, to exercise all rights and remedies provided by Legal Requirements or in equity, including the remedies of Paragraph 19(b).

24.                               No Merger of Title.  To the maximum extent permitted by Legal Requirements, there shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Leased Premises by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate and (b) the fee estate or ownership of any of the Leased Premises or any interest in such fee estate or ownership.  To the maximum extent permitted by Legal Requirements, no such merger shall occur unless and until all Persons, corporations, firms and other entities including Lender having any interest in (i) this Lease or the leasehold estate created by this Lease and (ii) the fee estate in or ownership of the Leased Premises or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

25.                               Definition of Landlord and Tenant.

a.              Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Landlord’s interest in the Leased Premises and the rents and profits therefrom and shall not be enforced against the Landlord individually or personally.  Likewise, neither the shareholders, officers, directors, trustees or partners comprising Tenant, nor Tenant’s Affiliates nor the shareholders, directors, trustees, officers or partners of each of the foregoing or any of their respective Affiliates shall be personally liable for the performance of Tenant’s obligations under this Lease.  Landlord shall look solely to Tenant and the assets of Tenant, including the proceeds thereof, to enforce Tenant’s obligations under this Lease and shall not seek any damages or remedies against the above-mentioned parties for any breach of Tenant’s obligations under this Lease.

b.              The term “Landlord” as used in this Lease so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of the Leased Premises or holder of the Mortgage in possession at the time in question of the Leased Premises and in the event of any transfer or transfers of the title of the Leased Premises, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer and conveyance of all personal liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed.

26.                               Hazardous Substances.

a.              Tenant agrees that it will not on, about, or under the Leased Premises, make, Release, store, transport, treat or dispose of any Hazardous Materials, except in accordance with applicable Environmental Laws.  Tenant represents and warrants that during the Term it will at all times comply with applicable Environmental Laws.  Tenant represents and warrants that, as of the date hereof:  (i) to the best of Tenant’s knowledge, none of the Leased Premises, Tenant nor the operations conducted thereon is or has at any time been in violation of, or otherwise exposed to any liability under, any Environmental Laws (other than past violations which have been fully resolved in accordance with Environmental Laws); (ii) no underground storage tanks are located on, in or under the Leased Premises; (iii) to the best of Tenant’s knowledge, no Hazardous Materials have been handled, generated, stored, processed or disposed of on or Released or discharged from the Leased Premises (including underground contamination), except in accordance with applicable Environmental Laws (other than past violations which have been fully resolved in accordance with Environmental Laws); (iv) there is no pending, nor, to Tenant’s knowledge, threatened litigation arising under Environmental Laws affecting Tenant or the Leased Premises; and (v) to the best of Tenant’s knowledge, there has been no notice of any investigation or proceeding relating to Tenant or the Leased Premises which could result in any liability to Tenant, Landlord of the Leased Premises (including, but not limited to, any restrictions on the future use of the Leased Premises) arising under any Environmental Laws.  The representations and warranties hereunder shall survive the Expiration Date or any earlier termination of this Lease.

b.              To the extent required by applicable Environmental Laws, Tenant shall remove, respond to or clean up any Hazardous Materials whether now or hereafter existing on the Leased Premises and whether or not arising out of or in any manner connected with Tenant’s occupancy of the Leased Premises during the Term.  In addition to, and without limiting Paragraph 10 of this Lease, Tenant shall and hereby does agree to save, protect, defend, indemnify and hold Indemnitees harmless from and against any and all Claims arising out of or in any manner connected with:  (i) the violation of any Environmental Law with respect to the Leased Premises or Tenant’s ownership of the Leased Premises; (ii) the Release or the threatened Release of or failure to remove, respond to or clean up as required by this Paragraph 26, and any Hazardous Materials (as defined herein) from the Leased Premises, any portion or portions thereof or any adjacent or surrounding areas upon which such Hazardous Material have migrated, including any past or current Release or threatened Release during the Initial Term, whether or not arising out of or in any manner connected with Tenant’s occupancy of the Leased Premises during the Initial Term or any extension thereof.  Notwithstanding the foregoing, nothing herein shall be construed to obligate Tenant to indemnify, defend and hold harmless any Indemnitee from and against any Claims to the extent that such Claims are imposed on or incurred (i) by such Indemnitee by reason of such Indemnitee’s willful misconduct or gross negligence, or (ii) with respect to any matter described in this Paragraph 26 which relates to events, acts or omissions first occurring or first existing (x) subsequent to the expiration or earlier termination of the Term and the vacating of the Leased Premises by the Tenant and any assignee or sublessee of Tenant, and (y) not caused by the acts or omissions of Tenant, any assignee or sublessee of Tenant or any Person claiming by or through Tenant, or the result of any events, conditions, acts or omissions occurring prior to the expiration or earlier termination of the Term and vacating of the Leased Premises by Tenant, any assignee or sublessee of Tenant and any Person claiming by or through Tenant.

c.               The Tenant agrees that it will not install any underground storage tank at the Leased Premises without specific, prior written approval from the Landlord.  The Tenant agrees that it will not store combustible or flammable materials on the Leased Premises except in accordance with applicable Environmental Laws.

d.              The obligations of Tenant under this Paragraph 26 shall survive any termination of the Lease.

27.                               Entry by Landlord.  Landlord and its authorized representatives shall have the right upon reasonable notice (which shall be not less than two (2) Business Days except in the case of Emergency to enter the Leased Premises at all reasonable business hours (and at all other times in the event of an Emergency):  (a) for the purpose of inspecting the same or for the purpose of doing any work under Paragraph 11(c), and may take all such action thereon as may be reasonably necessary for any such purpose (but nothing contained in this Lease or otherwise shall create or imply any duty upon the part of Landlord to make any such inspection or do any such work), and (b) for the purpose of showing the Leased Premises to prospective purchasers and mortgagees and, at any time within twelve (12) months prior to the expiration of the Term of this Lease for the purpose of showing the same to prospective tenants.  No such entry shall constitute an eviction of Tenant but any such entry shall be done by Landlord in such reasonable manner as to minimize any disruption of Tenant’s business operation.

28.                               No Usury.  The intention of the parties being to conform strictly to the applicable usury Laws, whenever any provision herein provides for payment by Tenant to Landlord of interest at a rate in excess of the legal rate permitted to be charged, such rate herein provided to be paid shall be deemed reduced to such legal rate.

29.                               Financial Statements and Additional Financial Covenants.

a.              So long as Tenant is a publicly listed company and is required to file quarterly and annual statements with the SEC, then Tenant shall have no financial reporting requirements hereunder.  If Tenant becomes a privately held company then Tenant shall submit to Landlord, either in print or in electronic form, the following financial statements, all of which must be prepared in accordance with GAAP, consistently applied: (i) quarterly financial statements for Tenant, within forty-five (45) days after the end of each March, June, September and December during the Term, and (ii) annual financial statements for Tenant, audited by an independent certified public accountant, within one hundred twenty (120) days after the end of each fiscal year during the Term..  Tenant permits Landlord to share any financial information described herein, with Lender and any institutional lenders and future investors in the Leased Premises (other than any of Tenant’s competitors or Persons engaged in the same or substantially the same business as Tenant), or as otherwise required by Legal Requirements, provided, however, that all such Persons shall first agree in writing to (i) utilize such information solely for the purpose of evaluating whether to make a loan to or investment in Landlord or to purchase the Leased Premises, and (ii) maintain the confidentiality of any material non-public information in accordance with the SEC’s Regulation FD (as the same may be amended, supplemented or superseded from time to time) as long as such regulation is applicable to Tenant, and if such regulation is no longer applicable such Persons shall agree to maintain the confidentiality of any material non-public information using substantially the same procedures and diligence as such Person utilizes to maintain the confidentiality of its own material non-public information.

b.              Tenant (i) covenants that the net proceeds from its sale of the Leased Premises to Landlord on the Commencement Date, after discharge of the mortgage on the Leased Premises and payment of other costs and expenses attributable to closing such sale, will or used as working capital in connection with the Tenant’s business of design, manufacture, sale and service of semiconductor manufacturing equipment, and (ii) represents, warrants, that upon the Commencement Date that Tenant shall have a Tangible Net Worth equal to or exceeding $50,000,000.00.  Tenant covenants to maintain the Tangible Net Worth of at least $50,000,000.00 from the Commencement Date through the eighth (8th) anniversary of the Commencement Date.

30.                               Special Tax Indemnity.

a.              Tenant hereby represents, warrants and covenants to Landlord as follows: (i) Tenant believes that at the end of the Lease Term there will probably be potential lessees or buyers for the Leased Premises, (other than the Tenant or its Affiliates)  as contemplated by current U.S. income tax law, as embodied in Revenue Procedure 76-30, 1976 C.B. 647, as modified and superseded by Revenue Procedure 2001-28, 2001 C.B. 1156 and accordingly, the Tenant believes that neither the Leased Premises as a whole nor the Equipment constitutes “limited use property” within the meaning of those provisions; (ii) the Tenant is not a “tax exempt entity” under current law as defined in Section 168(h) of the Code; (iii) except to the extent required by Legal Requirements, neither Tenant nor any Affiliate will claim any depreciation or cost recovery deductions with respect to the Leased Premises or any portion thereof, and has taken or will take any other action in connection with filing its or their federal income tax returns that would be a primary factor resulting in a Loss or Inclusion (in each case, as defined in Paragraph 30(b) below); and (iv) as of the date hereof none of the Improvements, the Equipment and the Leased Premises require any improvement, modification or addition in order to be rendered substantially complete for their intended use by Tenant, except for repairs and maintenance required in the ordinary course of Tenant’s business, if any.

b.              If, by reason of the inaccuracy or breach by Tenant of any of the representations, warranties and covenants contained in this Paragraph 30, any anticipated depreciation deductions are lost, disallowed, eliminated, reduced, recaptured, compromised, delayed or otherwise made unavailable to Landlord (a “Loss”) or Landlord incurs a tax detriment because Landlord is required to include amounts in income other than Anticipated Lease Income (an “Inclusion”), Tenant shall, upon notice from Landlord promptly pay such Person designated by Landlord on demand in immediately available funds, as an indemnity an amount which, on an After-Tax Basis, shall be equal to the sum of (x) the increase in federal, state, local and foreign income tax liability for the respective taxable year attributable to such Loss or Inclusion plus (y) the amounts of interest, penalties and additions to tax (including, without limitation, any additions to tax because of underpayment of estimated tax), which are assessed against Landlord for such taxable year by the Internal Revenue Service or any relevant state, local or foreign taxing authority and which are attributable to such Loss or Inclusion.

c.               Landlord shall notify Tenant in writing of any actual or proposed claim, adjustment or other action of any tax authority received by Landlord in writing with respect to which Tenant may be required to provide indemnification under this Paragraph 30 (“Proposed Adjustment”) (but failure of Landlord to so notify Tenant shall not relieve Tenant of its obligations hereunder except to the extent that Tenant is precluded from any contest and actually and materially harmed thereby).  If Tenant shall request in writing within thirty (30) days after Landlord’s notice described above that the Proposed Adjustment be contested (or such shorter period in which the Landlord may be required to take action), Landlord shall contest the Proposed Adjustment; provided, however, that: (i) prior to taking such action, Tenant shall have furnished Landlord with an opinion of independent tax advisor chosen by Tenant and reasonably acceptable to Landlord, to the effect that Landlord has a reasonable possibility of success in contesting the claim; (ii) prior to taking such action, Tenant shall have (A) acknowledged its obligation to indemnify Landlord hereunder in the event Landlord does not prevail in such contest and (B) agreed to reimburse Landlord promptly on demand for (or, if so requested by Landlord, advance), all costs and expenses that Landlord may incur in connection with contesting such claim, including without limitation reasonable attorneys’ and accountants’ fees and expenses; (iii) no Event of Default shall exist and be continuing; (iv) Landlord shall not be obligated to contest any proposed amount that is less than Twenty-Five Thousand and 00/100 Dollars ($25,000.00); and (v) Landlord shall in all events control the contest, and Tenant shall not have any right to inspect the books and records of Landlord, but shall have reasonable opportunity to review and comment on portions of documentation, protests, memoranda or briefs relating exclusively to a Proposed Adjustment.  In the event Landlord pays the tax claimed and then seeks a refund, Landlord may require Tenant to advance funds sufficient to pay the tax that would be indemnified by Tenant hereunder if the refund claim were resolved adversely to Landlord.  To the extent the refund claim is successful, the refund received from the taxing authority and attributable to funds advanced by Tenant shall be refunded to Tenant, unless the refund is needed to pay an indemnity.  Notwithstanding anything to the contrary in this Paragraph 30(c), Landlord may at any time decline to take any further action with respect to a Proposed Adjustment or may settle any contest without the consent of Tenant; provided, however, that if Tenant has complied with all the terms of this Paragraph 30(c), and Tenant has reasonably withheld in writing its consent to all or part of such assessment or settlement based upon its evaluation of the merits, Tenant will not be obligated to indemnify Landlord for the portion of such assessment or settlement to which Tenant has reasonably withheld its consent.  For the purposes of Paragraphs 30 and 31, “Landlord” shall include Landlord’s successor and assigns and, in the case of any flow-through entity, the member or other equity owners of Landlord required to report the gross or net income of Landlord and/or other items of income, expense, deduction and credit with respect thereto, and “Landlord” and the owners thereof shall include the consolidated group of which any such Person is a part for income tax purposes.

d.              Notwithstanding anything herein to the contrary, the provisions of this Paragraph 30 shall survive the earlier termination of this Lease.

31.                               Withholdings.

a.              Notwithstanding anything herein to the contrary, Tenant agrees that each payment of Basic Rent and Additional Rent shall be free and clear of, and without deduction for any withholdings of any nature whatsoever unless required by Legal Requirements.  If any deduction or withholding is required with respect to a payment of Basic Rent and/or Additional Rent by Tenant, Tenant shall pay an additional amount such that the net amount actually received by the Tax Indemnitee, after deduction or withholding, will be equal, on an After-Tax Basis, to all such amounts that would be received by the Tax Indemnitee if no such deduction or withholding had been required; provided, that the Tenant shall not be obligated to pay any additional amount pursuant to this Paragraph 31 if the requirement to make such payment is solely due to the failure of a Tax Indemnitee to comply with Paragraph 30(c) to obtain relief or exemption from such withholding.  If as a result of Landlord’s assignment of its interest in this Lease to a person that is not a “United States Person” (within the meaning of Section 7701(a)(30) of the Code), Tenant shall be obligated to withhold any United States federal income tax (and/or any foreign tax) required by Legal Requirements and the preceding two sentences shall not apply in respect of any such withholding properly made and remitted to the applicable taxing authority.  In the event Landlord sells or assigns its interest in this Lease, in whole or in part, to a person that is not a United States Person, such person shall, on or before the intended effective date of such sale or assignment, furnish each of Landlord and Tenant with such certificates, documents or other evidence as shall be required by the Code or Treasury Regulations issued pursuant thereto to establish its exemption from United States federal withholding requirements, including a valid, duly completed original copy of Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, properly and duly executed, certifying in each case that such person is entitled, at the time such form is supplied, to receive payments pursuant to the Lease without deduction or withholding of United States federal income taxes.

b.              Notwithstanding anything herein to the contrary, the provisions of this Paragraph 31 shall survive the earlier termination of this Lease.

c.               [Intentionally Omitted].

32.                               [Intentionally Omitted].

33.                               Right of First Offer

a.              Except in transactions consummated prior to the first (1st) anniversary of the Commencement Date, if at any time during the Term of this Lease, except during the continuance of an Event of Default or as set forth in subsections (b) and (c) below, Landlord desires to sell the Leased Premises, Landlord agrees to notify Tenant in writing of such desire (“ROFO Notice”) and the price (the “ROFO Price”) and other terms at which Landlord so desires to sell the Leased Premises (the “ROFO Terms”).  Tenant shall advise Landlord within thirty (30) days after receiving such ROFO Notice if Tenant is interested in purchasing the Leased Premises for the ROFO Price and the ROFO Terms.  If Tenant fails to respond within such time period and/or if Tenant responds that Tenant is not interested in purchasing the Leased Premises, then Tenant shall have no further right hereunder, subject to clause (b)(ii) below, to purchase the Leased Premises under the terms set forth in the ROFO Notice.  However, if Tenant notifies Landlord within such time period that Tenant wants to purchase the Leased Premises at the ROFO Price and upon such the ROFO Terms, then Landlord and Tenant shall have forty-five (45) days following Landlord’s receipt of such notice from Tenant within which to negotiate and execute a mutually satisfactory agreement for the sale of the Leased Premises to Tenant.  Tenant acknowledges and agrees that:  (i) any such sale or conveyance during any period in which the Loan may not be prepaid or defeased, as the case may be, shall be subject to the outstanding balance of the Loan, and, if Tenant shall be entitled to, and shall, exercise its rights under this Paragraph 33, the Loan, Note, Mortgage and other loan documents will be assumed by Tenant on a full recourse basis, and the Lien of the Mortgage may not be released during such period (which shall be duly accounted for in the ROFO Terms); (ii) such sale shall be in accordance with and subject to the terms and provisions of the Note, the Mortgage and the other loan documents, whether such purchase contemplates the purchase of the Leased Premises subject to the Lien of the Mortgage or for a release of the Lien of the Mortgage; and (iii) if the Lien of the Mortgage is not released in connection with such sale of the Leased Premises, and if Tenant acquires the Leased Premises, no merger of title shall occur and this Lease will remain in full force and effect in accordance with their terms.  From the time of Tenant’s exercise of its right to purchase the Leased Premises as aforesaid until the closing of the conveyance of the Leased Premises to Tenant, Tenant and Landlord shall continue to enjoy and be bound by all of their respective rights and obligations under this Lease, including the obligation of Tenant to pay Rent as required herein through the date of such conveyance.

b.              i.  In the event that Landlord and Tenant enter into an agreement of sale and purchase but transfer of the Leased Premises to Tenant is not consummated due to Tenant’s default under such agreement of sale and purchase, then Tenant shall have no further right hereunder to purchase the Leased Premises and without waiving or modifying any claim due to Tenant’s default under such agreement, this Paragraph 33 shall be void in its entirety and Tenant shall have no further rights and Landlord shall have no further obligations under this Paragraph 33.

ii.               In the event that Landlord and Tenant fail to enter into an agreement of sale and purchase within such forty-five (45) days or the sale and purchase pursuant thereto is not consummated for reasons other than Tenant’s default thereunder, then Tenant shall have no further right hereunder to purchase the Leased Premises with respect to such ROFO Notice, subject to the balance of this clause (b)(ii).  Thereafter, Landlord may negotiate with any third party for the sale and purchase of the Leased Premises; provided, however, that Landlord will not finally enter into an agreement of sale with any third party for a purchase price that is less than 95.0% of the ROFO Price, or on terms materially less favorable to Landlord than the ROFO Terms.

c.               Notwithstanding anything to the contrary herein, the provisions of this Paragraph 33 shall not apply to (i) any sale or conveyance of the Leased Premises in foreclosure sale (or similar proceeding) of the Mortgage or a bona-fide mortgage or deed of trust or to any conveyance in lieu of foreclosure of the Mortgage or such bona-fide mortgage or deed of trust, or to any transfer subsequent to a foreclosure sale or deed in lieu thereof if the Loan is securitized, (ii) any sale or conveyance of the Leased Premises which occurs during the existence of an Event of Default hereunder or under the Loan Documents, (iii) a Taking or transfer by deed in lieu of Taking, (iv) any transfer of the Leased Premises to an Affiliate of Landlord, (v) any transfer of the Leased Premises to a joint venture in which Landlord or its Affiliate holds a material interest and for which Landlord or its Affiliate serves as general partner, managing member or developer (pursuant to the terms of the joint venture agreement or a separate management or development agreement), (vi) a transfer in connection with a sale of all or substantially all of Landlord’s assets, or (vii) any sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the beneficial ownership interest, membership interest or other equity interest in Landlord, or the change of the trustee, manager or other controlling person of the Landlord.

34.                               Separability.  To the maximum extent permitted by Legal Requirements, each and every covenant and agreement contained in this Lease is, and shall be construed to be, a separate and independent covenant and agreement, and the breach of any such covenant or agreement by Landlord shall not discharge or relieve Tenant from its obligation to perform the same.  If any term or provision of this Lease or the application thereof to any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision to person or circumstances other than those as to which it is invalid or unenforceable, shall, to the maximum extent permitted by Legal Requirements, including equitable principles, not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforced to the extent permitted by law.

35.                               Miscellaneous.

a.              The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

b.              As used in this Lease the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including but not limited to”; (ii) “provisions” shall mean “provisions, terms, agreements, covenants and/or conditions”; and (iii) “obligation” shall mean “obligation, duty, agreement, liability, covenant or condition”.

c.               Except as expressly provided herein, any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord.  Except as expressly provided herein, any act which Tenant is required to perform under this Lease shall be performed at Tenant’s sole cost and expense.

d.              This Lease may be modified, amended, discharged or waived only with the written consent of Lender by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

e.               The covenants of this Lease shall run with the Land and bind Tenant, the successors and assigns of Tenant and all present and subsequent encumbrances and subtenants of any of the Leased Premises, and shall inure to the benefit of and bind Landlord, its successors and assigns.

f.                Intentionally Omitted.

g.               This Lease will be simultaneously executed in several counterparts, each of which when so executed and delivered shall constitute an original, fully enforceable counterpart for all purposes.

h.              This Lease shall be governed by and construed according to the Laws of the State.

i.                  Notwithstanding anything contained herein to the contrary, each party to this Lease (and each of its employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Lease and all materials of any kind (including opinions and other tax analyses) that are provided to such party or parties relating to the tax treatment or tax structure of the Lease, except that such disclosure is not permitted to the extent necessary for each party to comply with the federal or state securities laws.  This authorization is not intended to permit disclosure of any other information and materials relating to the Lease including, without limitation: (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the Lease, (ii) the identities of participants or potential participants in the Lease, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the Lease), and (v) any other term or detail not relevant to the tax treatment or the tax structure of the Lease.

36.                               Specially Designated Nationals; Blocked Persons; Embargoed Persons.

a.              Tenant represents and warrants to Landlord that (A) Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not an entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (B) none of the funds or other assets of Tenant (for the avoidance of doubt, other than publicly traded stock) constitute property of, or are beneficially owned, directly or indirectly, by, any Embargoed Person (C) other than proceeds of any publicly traded stock, none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (D) Tenant has implemented procedures, and will apply those procedures, to ensure its compliance with OFAC.  The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

b.              Tenant covenants and agrees (A) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (B) to promptly notify Landlord in writing if Tenant obtains any actual knowledge that any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached (C) except for proceeds of publicly traded stock, not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (D) at the request of Landlord, to provide such non-confidential information as may be reasonably requested by Landlord to determine Tenant’s compliance with the terms hereof.

c.               Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List, or finding by a court of competent jurisdiction that Tenant or any executive officer or Director of Tenant is an Embargoed Person or Prohibited Person at any time during the Term shall be an Event of Default (except no Event of Default shall arise in the event Tenant is removed from the List within ninety (90) days).  Notwithstanding anything herein to the contrary, Tenant shall not knowingly permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person or Prohibited Person (on a permanent, temporary or transient basis).

37.                               Force Majeure.  Other than for Landlord’s or Tenant’s obligations under this Lease that can be performed by the payment of money (including, without limitation, Tenant’s obligation to pay Basic Rent and Additional Rent, this Lease and the obligations of Landlord and Tenant to perform their respective obligations hereunder shall be subject to Force Majeure.

IN WITNESS WHEREOF, Landlord and Tenant have caused this instrument to be executed under seal as of the day and year first above written.

LANDLORD:

[ ], LLC

By:
Name:
Title:

TENANT:

AXCELIS TECHNOLOGIES, INC.

By:
Name:
Title:

Note on Omitted Exhibits and Schedules to the Form of Lease Agreement (Exhibit H) to the Real Estate Sale Agreement
by and between Middleton Partners LLC and the Registrant dated as of October 3, 2014, as filed with the Securities Exchange Commission (the “Commission”) on Form 10-Q

In accordance with Paragraph (b)(2) of the Instructions to Item 601 of Regulation S-K issued by the Commission, other than Exhibit B —Rent Schedule and Appendix A — Definitions, all of the exhibits to this Form of Lease have not been filed on the basis that they do not contain information which is material to an investment decision and which is otherwise not disclosed in the agreement or the Form 10-Q to which the Real Estate Sale Agreement (of which this Form of Lease is an exhibit) is an exhibit. Axcelis will furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.  Below is a list of the omitted exhibits and schedules with a brief description of the document:

List of Omitted Exhibits and Schedules

Exhibit	Name	Description
A	LEGAL DESCRIPTION	Legal description of the real estate in Beverly, MA to be leased.
B	RENT SCHEDULE	Attached
C	FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT	Form to be executed at closing to address relationship between landlord, lender and the Company.
D	FORM OF LETTER OF CREDIT	Form to be provided to landlord as a security deposit pursuant to Section 6(f)of the Lease
E	FORM OF NOTICE OF LEASE	Form to be executed at closing and filed in the real estate records.
F	TRADE FIXTURES	A list of trade fixtures not to be removed from the property at the end of the lease.
Appendix
A	Definitions	Attached

EXHIBIT B

RENT SCHEDULE

Basic Rent for the Term shall be payable as follows:

Rent Schedule - [                            ]

Basic Rent is due on each Basic Rent Payment Date.

Rent Period	Lease Year	Annual Basic Rent			Monthly Basic Rent Due
INITIAL LEASE TERM:	1 — 3	$	[4,485,000.00	]	$	[373,750.00	]
	4	$	[5,030,020.00	]	$	[419,168.33	]
	5-22	(2)

(2)  Basic Rent increases at 2.5% per year.  Complete schedule to be added. [NOTE: TO BE FILLED-IN IN FINAL VERSION.]

1

APPENDIX A

DEFINITIONS

“Additional Rent” shall mean all amounts, costs, expenses, monetary liabilities and monetary obligations (including Tenant’s obligation to pay any Net Awards, Additional Payments, Impositions, Default Rate interest or Late Charges hereunder) which Tenant is required to pay to Landlord pursuant to the terms of this Lease other than Basic Rent.

“Additional Payments” shall mean all amounts that are, in accordance with the terms of this Lease, due and owing to Lender or Landlord by reason of any default by Tenant in complying with its obligations under this Lease.

“Adjoining Property” shall mean all sidewalks, curbs, gores and vault spaces adjoining the Leased Premises.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person and shall include, if such Person is a natural person, member of the immediate family of such Person, and trusts for the benefit of such natural person.  For the purposes of this definition, the term “control” (including the correlative meanings of the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“After-Tax Basis” shall mean, with respect to any payment received or accrued by any Person, the amount of such payment (the “base payment”) supplemented by a further payment (the “additional payment”) to that Person so that the sum of the base payment plus the additional payment shall, after taking into account the amount of all Taxes required to be paid by such Person in respect of the receipt or accrual of the base payment and the additional payment (after any current credits or deductions arising therefrom and the timing thereof), be equal to the amount required to be received.  Such calculations shall be made (a) in the case of entities subject to United States Federal income tax, at the highest marginal United States federal, state and local income tax rates applicable to individuals or corporations (as the case may be) resident or domiciled in the jurisdiction where the recipient of such payment is located (or where the recipient indicates such payment will be required to be reported, if different); (b) in the case of an organization exempt from United States Federal income tax, at the highest marginal United States federal, state and local tax rates applicable to unrelated business taxable income (or any tax that is a supplement or addition to or substitute for or in lieu thereof, whether or not expressly so designated), but only if the payments with respect to the Leased Premises are subject to such tax; or (c) if Landlord is not a US taxpayer, at Landlord’s actual effective overall tax rate, if lower.  In the case of any flow through entity, “Landlord” shall include the direct or indirect members or other equity owners of Landlord that are required to report the gross or net income of Landlord and/or other items of income, expense, deduction and credit with respect thereto, and in the case of any entity, “Landlord” and the owners thereof shall include any consolidated, combined or unitary group of which Landlord is a part for income tax purposes.

“Alteration” or “Alterations” shall mean any or all changes, additions (whether or not adjacent to or abutting any then existing buildings), expansions (whether or not adjacent to or abutting any then existing buildings), improvements, reconstructions, removals or replacements of any of the Improvements or Equipment, both interior or exterior, and ordinary and extraordinary, excluding, however, painting, installation of carpeting, tile, hardwood and other finish flooring, installation of modular office furniture , installations of low-voltage wiring for computer, telecommunications or other purposes, installation of Trade Fixtures and other non-material changes such as hanging of pictures, shelving, temporary structures and the like (provided the same comply with all applicable Legal Requirements).

“Anticipated Lease Income” shall mean the amounts expected to be included in gross income with respect to this Lease including only (i) Basic Rent and Additional Rent, (ii) payments as a consequence of a sale or other disposition (other than in the case of the exercise of remedies after an Event of Default) of the Leased Premises, and (iii) an amount received pursuant to the indemnity set for in Paragraph 30.

“Basic Rent” shall mean the amounts set forth on Exhibits B, attached hereto.

“Basic Rent Payment Dates” shall mean the first Business Day of [          ], 2014, the first Business Day of [          ], 2014 and the first Business Day of each month thereafter during the Term.

“Building Systems” shall mean all Equipment including, built-in heating, ventilating, air conditioning, building controls and communications, electrical equipment (including meters and power panels) and other building systems utilized in connection with the base building operation of the Leased Premises (as opposed to the business conducted thereon) and which (i) are not readily removable without unrepaired damage to the Leased Premises, (ii) removal of which would reduce the fair market value, economic life or utility of the Leased Premises if removed and (iii) are required for the occupancy and continued operation of the Leased Premises for its Permitted Use in accordance with the Legal Requirements.

“Business Days” shall mean Monday through Friday, except any days upon which banks are permitted to be closed in the Commonwealth of Massachusetts (each such day being referred to as a “Business Day”.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601-9657.

“Claims” shall mean Liens (including, without limitation, lien removal and bonding costs) liabilities, obligations, damages, losses, demands, penalties, assessments, payments, fines, claims, actions, suits, judgments, settlements, costs, expenses and disbursements (including, without limitation, reasonable legal fees and expenses and costs of investigation) of any kind and nature whatsoever which are asserted against Landlord or any Affiliate of Landlord by any Person or Governmental Authority other than an Affiliate of Landlord or are incurred by Landlord on account of any Lien arising against the Leased Premises.

“Code” shall mean the Internal Revenue Code of 1986, as amended, supplemented or supplanted from time to time.

“Commencement Date” shall mean                        , 20[    ] The Effective Date.

“Condemnation” shall mean a Taking and/or a Requisition.

“Default Rate” shall mean a rate of interest equal to four (4%) percent per annum above the then current Prime Rate.

“Easements” shall mean easements, covenants, waivers, approvals orders of conditions, plan approvals, third party agreements (including, without limitation, with Governmental Authorities) or restrictions for utilities, parking or other matters as may be necessary or desirable for operation of the Leased Premises or properties adjacent thereto and/or the businesses conducted at the Leased Premises from time to time.

“Environmental Laws” shall mean applicable laws and regulations of a Governmental Authority concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, including, without limitation the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. §§ 6901 6987, as amended by the Hazardous and Solid Waste Amendments of 1984, CERCLA, the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801 1812, the Toxic Substances Control Act, 15 U.S.C. §§ 2601 2671, the Clean Air Act, 42 U.S.C. §§ 7401 et seq., and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., and all other federal, state, and local laws, ordinances, rules, orders, statutes, codes and regulations applicable to the Leased Premises which:  (i) relate to the environment, human health and natural resources; (ii) regulate, control or impose liabilities or standards of conduct concerning any Hazardous Materials; or (iii) regulate the clean-up or remediation of the Leased Premises or any portion thereof, as any of the foregoing may have been amended, supplemented or supplanted from time to time.

“Emergency” shall mean and refer to any circumstance which could reasonably be expected to give rise to material risk of personal injury, death, or substantial damage to property.

“Equipment” shall mean, collectively, the machinery and equipment which is attached to the Improvements in such a manner as to become fixtures under Legal Requirements, together with all additions and accessions thereto, substitutions therefor and replacements thereof permitted by this Lease, excepting therefrom the Trade Fixtures.  For the avoidance of doubt, the Leased Premises shall include all the “Tangible Personal Property” and “Intangible Personal Property” conveyed or assigned from Tenant to Landlord pursuant to that certain Real Estate Sale Agreement by and between Landlord, as purchaser, and Tenant, as Seller, dated as of October       , 2014.

“Event of Default” shall mean the occurrence of any one or more of the following events under this Lease: (i) a failure by Tenant to make (regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceedings, in Legal Requirements, in equity or before any administrative tribunal which had or might have the effect of preventing Tenant from complying with the provisions of this Lease):  (x) any payment of Basic Rent or Additional (unless a notice or grace period is otherwise specifically provided for in this Lease) when due and payable, or (y) any payment of any other sum herein required to be paid by Tenant which continues unremedied for a period of five (5) days; (ii) failure by Tenant to provide Landlord evidence of insurance in accordance with this Lease and such default shall continue for a period of ten (10) days after written notice thereof is given by Landlord to Tenant; (iii) failure by Tenant to perform and observe, or a violation or breach of, any other provision in this Lease and such default shall continue for a period of thirty (30) days after written notice thereof is given by Landlord to Tenant, describing the failure in commercially reasonable detail, or if such default is of such a nature that it cannot reasonably be cured within such period of thirty (30) days, such period shall be extended for such longer time as is reasonably necessary (not to exceed sixty (60) days) provided that Tenant has commenced to cure such default within said period of thirty (30) days and is actively, diligently and in good faith proceeding with commercially reasonable continuity to remedy such default; (iv) any representation or warranty made in this Lease, or in connection with this Lease, by any executive officer (as defined by the SEC) of Tenant is determined by Landlord to have been false or misleading in any material respect at the time made; unless (in the event a cure thereof is curable) Tenant cures such breach of representation or warranty within thirty (30) days after written notice thereof is given by Landlord to Tenant describing the breach of representation or warranty reasonable detail, or if such breach is of such a nature that it is curable but cannot reasonably be cured within such period of thirty (30) days, such period shall be extended for such longer time as is reasonably necessary provided that Tenant has commenced to cure such breach within said period of thirty (30) days and is diligently and in good faith proceeding with commercially reasonable continuity to remedy such breach; (v) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) or voluntarily consent to the appointment of a receiver or trustee for itself or for any of the Leased Premises, (C) voluntarily file a petition seeking relief under the bankruptcy or other similar Legal Requirements of the United States, any state or any jurisdiction, or (D) voluntarily file a general assignment for the benefit of creditors; (vi) a court shall enter an order, judgment or decree appointing, with the voluntary consent of Tenant , a receiver or trustee for Tenant relating to a substantial portion of its assets or for the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States or any state thereof, and such order, judgment or decree shall remain in force, undischarged or unstayed, ninety (90) days after it is entered; (vii) Tenant shall in any insolvency proceedings be liquidated or dissolved or shall voluntarily commence proceedings towards its liquidation or dissolution; (viii) the estate or interest of Tenant in the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred in violation of this Lease or such process shall not be vacated or discharged within thirty (30) days after such levy or attachment; (ix) [Intentionally Omitted]; (x) [Intentionally Omitted; (xi) Tenant’s financial statements are restated due to a material accounting irregularity, error, omission or oversight; (xii) Tenant fails to cure any covenant failure under Subparagraph 29(b) within thirty (30) days after notice thereof by Landlord to Tenant of such failure; (xiii) an involuntary bankruptcy shall be commenced against the Tenant under the bankruptcy Legal Requirements or other similar Legal Requirements of the United States or any State, and such proceeding shall not be dismissed within ninety (90) days of commencement thereof; or (xiii) Tenant’s failure to vacate the Lease Premises on the Expiration Date or earlier termination of the Lease in accordance with Paragraph 23 of this Lease.

“Expiration Date” shall mean [                ], 20[    ].

“Federal Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101 et seq., as amended, supplemented or supplanted from time to time.

“Fitch” shall mean Fitch Inc.

“Force Majeure” shall mean, whenever a period of time is prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to, collectively and individually, strike or other labor trouble, fire or other casualty, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom, or any other cause, whether similar or dissimilar, beyond the party’s reasonable control.

“GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through appropriate boards or committees of that Board after the Closing Date, and which are consistently applied for all periods, so as to properly reflect the financial position of a Person, except that any accounting principle or practice required or permitted to be changed by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board (or other appropriate board or committee of that Board) in order to continue as a generally accepted accounting principle or practice may be so changed only so long as such required or permitted change shall not have the effect of permitting Tenant’s compliance with any financial covenants or performance tests contained in this lease when without such change, Tenant would not so comply.

“Governmental Authority” shall mean any federal, state, county, municipal, foreign or other governmental or regulatory authority, agency, board, body, instrumentality, court or quasi-governmental authority (or private entity duly authorized in writing by any of the foregoing to act in lieu thereof).

“Guaranties” shall mean all warranties, guaranties and indemnities, express or implied, and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises, including, but not limited to, any rights and remedies existing under contract or pursuant to the Legal Requirements.

“Hazardous Materials” shall mean all chemicals, petroleum, crude oil or any fraction thereof, hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, asbestos-containing materials and/or products, urea formaldehyde; any substances which are classified as “hazardous” or “toxic” under CERCLA; hazardous waste or solid waste as defined under the Solid Waste Disposal Act, as amended 42 U.S.C. § 6901; air pollutants regulated under the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; pollutants as defined under the Clean Water Act, as amended, 33 U.S.C. § 1251, et seq., any pesticide as defined by Federal

Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. § 136, et seq., any hazardous chemical substance or mixture or imminently hazardous substance or mixture regulated by the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et Seq., any substance listed in the United States Department of Transportation Table at 45 CFR 172.101; any pollutants,  contaminants or chemicals regulated under the above listed statutes; any explosives, radioactive material, and any chemical regulated by state statutes similar to the federal statutes listed above and regulations promulgated under such state statutes.

“Holder” shall mean, as of any particular date, any holder of a Note.

“Impositions” shall mean, except as excluded from Tenant’s obligations pursuant to the terms contained in Paragraph 8(a)(ii) hereof, collectively, all Taxes of every kind and nature (including real, ad valorem, single business, personal property, gross income, transaction privilege, franchise, withholding, profits and gross receipts taxes) on or with respect to the Leased Premises or Basic Rent, or the use, lease, ownership or operation thereof; all charges and/or taxes for any Easement or agreement maintained for the benefit of the Leased Premises; all payments in lieu of taxes assessed upon or with respect to the Leased Premises; all general and special assessments, levies, permits, inspection and license fees on or with respect to the Leased Premises; all water and sewer rents and other utility charges on or with respect to the Leased Premises; and all other public charges and/or taxes whether of a like or different nature, even if unforeseen or extraordinary, imposed or assessed upon or with respect to the Leased Premises or Basic Rent by any Governmental Authority, prior to or during the Term, against Landlord, Tenant, the Basic Rent or any of the Leased Premises as a result of or arising in respect of the occupancy, leasing, use, maintenance, operation, management, repair or possession thereof, or any activity conducted on the Leased Premises, or the Basic Rent or Additional Rent, including without limitation, any gross income tax, sales tax, occupancy tax or excise tax levied by any governmental body on or with respect to such Basic Rent or Additional Rent; all payments required to be made to a Governmental Authority (or private entity in lieu thereof) that are in lieu of any of the foregoing, whether or not expressly so designated; and any penalties, fines, additions or interest thereon or additions thereto.

“Improvements” shall mean, collectively, the buildings, structures and other improvements on the Land.

“Indemnitee” shall mean Landlord, Lender, and each of their respective assignees or other transferees and to the extent Tenant has received notice of their claim, each of their Affiliates, together with their respective officers, directors, employees, shareholders, members or other equity owners.

“Initial Term” shall mean the period of time commencing on the Commencement Date and terminating on the Expiration Date.

“Insurance Expiration Date” shall mean, with respect to an insurance policy, the date that such insurance policy will expire.

“Insurance Requirement” or “Insurance Requirements” shall mean, as the case may be, any one or more of the terms of each insurance policy required to be carried by Tenant under this

Lease and the requirements of the issuer of such policy consistent with the terms and conditions thereof, and whenever Tenant shall be engaged in making any Alteration or Alterations, repairs or construction work of any kind (collectively, “Work”), the term “Insurance Requirement” or “Insurance Requirements” shall be deemed to include a requirement that Tenant obtain or cause its contractor to obtain completed value (to the extent insurable) builder’s risk insurance from a company or companies licensed to do business in the State with a claims paying ability rating by Standard & Poor’s of not less than A-, when the estimated cost of the Work in any one instance exceeds the sum of Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00) and that Tenant or its contractor shall obtain worker’s compensation insurance or other adequate insurance coverage covering all persons employed in connection with the Work, whether by Tenant, its contractors or subcontractors and with respect to whom death or bodily injury claims could be asserted against Landlord.

“Land” shall mean the parcel of land described in Exhibit A attached hereto and made a part hereof, together with the easements, rights, benefits, privileges and other appurtenances thereunto belonging or appertaining as of record with either the Essex County South District Registry of Deeds and/or the Essex County South Registry District of the Land Court.  The Land shall also include all of Landlord’s rights (if any) in and to strips and gores and any land lying in the bed of any public right of way adjacent to such land. “Landlord” shall mean [            ], LLC, a Delaware limited liability company, together with any successors or assigns.

“Landlord” shall mean [            ], LLC, a Delaware limited liability company, together with any successors or assigns.

“Late Charge” shall mean, with respect to an overdue installment of Basic Rent, an amount equal to five percent (5%) of such overdue installment of Basic Rent.

“Law” shall mean any constitution, statute or rule of law or regulations promulgated thereunder.

“Lease Year” means (a) the period commencing on the first (1st) day of the first (1st) calendar month following the Commencement Date and ending on but excluding the first anniversary of such date and (b) each one (1) year period thereafter.   However, in the event that the Commencement Date does not occur on the first day of the month, the first (1st) Lease Year hereunder shall also include the portion of the calendar month during which the Commencement Date occurs.

“Leased Premises” shall mean, collectively, the Land, the Improvements and the Equipment.

“Legal Requirements” shall mean all existing and future applicable laws (including common laws), constitutions, rules, regulations, requirements, statutes, treaties, codes, ordinances, permits, certificates, orders and licenses, whether foreseen or unforeseen, of any Governmental Authorities, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to the environment and those pertaining to the construction, use or occupancy of the Leased Premises).  Legal Requirements shall also include Environmental Laws and all covenants, restrictions and conditions now of record which may be applicable to Tenant, Landlord (with respect to the Leased Premises) or to all or any part of or interest in the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Leased Premises, even if compliance therewith (i) necessitates structural changes or improvements (including changes required to comply with the “Americans with Disabilities Act”) or results in interference with the use or enjoyment of the Leased Premises or (ii) requires Tenant to carry insurance other than as required by the provisions of this Lease.

“Lender” shall mean, individually and collectively, any entity identified as such in writing to Tenant which makes a Loan to Landlord, or any other party which becomes the holder of a Mortgage and Note as a result of an assignment thereof, whether or not identified by Landlord.

“Lien” shall mean any lien, mortgage, deed of trust, deed to secure debt, pledge, charge, security interest or encumbrance of any kind, or any type of preferential arrangement that has the practical effect of creating a security interest, including, without limitation, any thereof arising under any conditional sale agreement, capital lease or other title retention agreement.

“Loan” shall mean the loan or loans made by Lender to Landlord secured by a Mortgage or Mortgages and evidenced by a Note, or Notes.

“Loan Documents” shall mean the Note, the Mortgage and any other documents executed in connection with the making of a loan.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mold” shall mean any mold, fungi, bacterial or microbial matter present at or in the Leased Premises, including, without limitation, building materials which is in a condition, location, or of a type which may pose a risk to human health or safety or the environment, may result in damage to or would adversely affect or impair the value or marketability of the Leased Premises.

“Mortgage” shall mean a mortgage, deed of trust or similar security instrument hereafter executed covering the Leased Premises from Landlord to Lender.

“Net Award” shall mean the entire award payable to Landlord by reason of a Condemnation, less any reasonable expenses incurred by Landlord in collecting such award.

“Net Proceeds” shall mean the entire proceeds of any insurance required under clauses (i), (iv), (v) or (vi) of Paragraph 14(a) of this Lease, less any actual and reasonable expenses incurred by Landlord in collecting such proceeds.

“Notice” or “Notices” shall mean all notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease.

“Note” or “Notes” shall mean a Promissory Note, Notes or credit agreement hereafter executed from Landlord to Lender in connection with a Loan, which Note, Notes or credit agreement will be secured by a Mortgage and an assignment of leases and rents.

“Permitted Encumbrances” shall mean those covenants, restrictions, reservations, Liens, conditions, encroachments, easements and other matters of title that affect the Leased Premises as of the Commencement Date, excepting, however, any such matters arising from the acts of Landlord (such as but not limited to, Liens arising as a result of judgments against Landlord).

“Permitted Use” shall mean use as a mixed use office, research, development and manufacturing facility, or for any other lawful purpose so long as such other lawful purpose would not (i) have a material adverse effect on the value of the Leased Premises, (ii) materially increase (when compared to its current use) the likelihood that Tenant, Landlord or Lender would incur liability under any provisions of any Environmental Laws, or (iii) result in or give rise to any material environmental deterioration or degradation of the Leased Premises when compared to its as of the commencement of this Lease.

“Person” shall mean an individual, the, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, non-incorporated organization or government or any agency or political subdivision thereof.

“Prime Rate” shall mean the prime rate of interest published in the Wall Street Journal or its successor, from time to time.

“REA” shall mean a reciprocal easement agreement or any other easement, agreement or document of record now or hereafter affecting the Leased Premises or hereafter entered into with Tenant’s approval.

“Release” shall mean the release under applicable Environmental Laws or the threatened release of any Hazardous Materials into or upon any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouting, escaping, emptying, placement and the like.

“Rent” shall mean Basic Rent and Additional Rent.

“Replaced Equipment” shall mean Equipment that has been replaced by Tenant with Replacement Equipment.

“Replacement Equipment” shall mean operational equipment or other parts used by Tenant to replace any of the Equipment.

“Requisition” shall mean any temporary condemnation or confiscation of the use or occupancy of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Restoration” shall mean, following a casualty or Condemnation, the restoration of the Leased Premises to as nearly as possible its value, condition and character immediately prior to such casualty or Condemnation, in accordance with the provisions of this Lease, including but not limited to the provisions of Paragraphs 11(a), 12 and 15.  Notwithstanding the foregoing, such Restoration may depart from the exact condition of the Leased Premises immediately prior to the casualty or Condemnation, provided that (i) neither the fair market value nor the useful life of the Leased Premises shall not be lessened after the completion of the Restoration, (ii) the use of the Leased Premises shall not be changed as a result of any such Restoration, (iii) all such Restoration shall be performed in a good and workmanlike manner, and shall be expeditiously completed in compliance with all Legal Requirements, (iv) Tenant shall (subject to the provisions of Paragraph 18 hereof) discharge all Liens filed against any of the Leased Premises arising out of the same, and (v) no such Alteration shall create any debt or other encumbrance(s) on the Leased Premises.

“Restoration Award” shall mean that portion of the Net Award equal to the cost of Restoration.

“Restoration Fund” shall mean, collectively, the Net Proceeds, Restoration Award and Tenant Insurance Payment.

“SEC” shall mean the Securities and Exchange Commission.

“Security Deposit” shall mean that certain irrevocable “evergreen” letter of credit in a form and substance acceptable to Landlord in the amount of Five Million and 00/100 Dollars ($5,000,000.00).

“Security Deposit Reduction Conditions” shall mean achievement by Tenant of an “NAIC II,” as designated by the National Association of Insurance Commissioners or equivalent from Standard & Poor’s, Fitch, Moody’s or any replacement national statistical rating agency of similar acceptance and reputation by the investment community.

“Standard & Poor’s” shall mean Standard & Poor’s Financial Services LLC.

“State” shall mean the State or Commonwealth in which the Leased Premises are located.

“Subordination, Non-Disturbance and Attornment Agreement” shall mean an agreement in recordable form in substantially the form of Exhibit C attached hereto.

“Taking” shall mean any taking of the Leased Premises in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceedings or by any other means, or any de facto condemnation.

“Tangible Net Worth” shall mean the company’s total shareholders’ equity less goodwill, as determined in accordance with GAAP in the company’s most recent quarterly balance sheet.

“Tax” or “Taxes” shall mean any and all present and future taxes, including income (gross or net), gross or net receipts, sales, use, value added, franchise, doing business, transfer,

capital, property (tangible or intangible), municipal assessments, excise and stamp taxes, levies, imposts, duties, charges, assessments or withholding, together with any penalties, fines, additions or interest thereon or additions thereto (any of the forgoing being referred to herein individually as a “Tax”), imposed by any Governmental Authority.  Taxes shall include the costs of any contest or appeal pursued which reduces the Taxes (or attempts to do so) including reasonable attorneys’ fees and costs incident thereto.  Without limiting the foregoing, if at any time during the term of this Lease the methods of taxation prevailing at the execution hereof shall be changed or altered so that in lieu of or as a supplement or addition to or a substitute for the whole or any part of the real estate taxes or assessments now or from time to time thereafter levied, assessed or imposed by applicable taxing authorities for the funding of governmental services, there shall be imposed (i) a tax, assessment, levy, imposition or charge, wholly or partially as a capital levy or otherwise, on the gross rents received or otherwise attributable to the Leased Premises, or (ii) a tax, assessment, levy (including but not limited to any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Leased Premises or this Lease, and imposed on the Landlord under this Lease or any portion thereof, or (iii) a license fee or other fee or tax measured by the gross rent payable under this Lease, or (iv) any other tax, assessment, levy, charge, fee or the like payable with respect to the Leased Premises, the rents, issues and profits thereof, then all such taxes, assessments, levies, impositions and/or charges, or the part thereof so measured or based, shall be deemed to be Taxes.

“Tax Indemnitee” shall mean Landlord, Lender, any Holder, any servicer of a Loan, any trustee under a Mortgage which is a deed of trust, each of their assignees or other transferees and each of their Affiliates and their respective officers, directors, employees, shareholders, members or other equity owners.

“Tenant” shall mean Axcelis Technologies, Inc., a Delaware corporation.

“Tenant’s Insurance Payment” shall mean, in the event of a damage or destruction, the amount of the proceeds that would have been payable under the third-party insurance required to be maintained pursuant to Paragraph 14(a)(i),(iv),(v) or (vi), plus the amount of any applicable deductible, had such insurance program been in effect.

“Tenant’s Termination Notice” shall mean a written notice from Tenant to Landlord after a Condemnation of Tenant’s intention to terminate this Lease on the Termination Date.

“Term” shall mean the Initial Term..

“Trade Fixtures” shall mean the items listed as Exhibit E and all other fixtures, equipment and other items of personal property (whether or not attached to the Improvements) which are not Building Systems and are owned by Tenant and used in the operation of the business conducted on the Leased Premises.

“Trustee” shall mean the Lender, or if there is no Lender, then a federally insured bank or other financial institution, selected by Landlord and Tenant.

“UCC” shall mean the Uniform Commercial Code enacted in the State.